SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vulcan Materials Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEAR FELLOW SHAREHOLDER:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders on Friday, May 9, 2014, at 9:00 a.m., Central Daylight Time, at the company headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242.

At the meeting, you will be asked to elect four Vulcan directors and to vote on several other proposals more fully described in the accompanying notice and proxy statement. We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, we encourage you to vote by proxy.

For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the web address shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the proxy statement and on the proxy card. If you attend the Annual Meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised. Your vote is important. Whether you own one share or many, your prompt vote is greatly appreciated.

Thank you for your ongoing support and continued interest in Vulcan.

March 28, 2014

Sincerely yours,

DONALD M. JAMES

Chairman and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT MARCH 28, 2014.

1200 Urban Center Drive

Birmingham, Alabama 35242

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Friday, May 9, 2014

9:00 a.m., Central Daylight Time

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the company headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 9, 2014, at 9:00 a.m., Central Daylight Time, for the following purposes:

•	To elect four nominees as directors;

•	To vote on an advisory basis on the compensation of our named executive officers;

•	To approve the Executive Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 12, 2014 are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, telephone or by submitting your proxy card.

March 28, 2014

By Order of the Board of Directors,

JERRY F. PERKINS, JR.

Secretary

Birmingham, Alabama

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY AM I RECEIVING THESE MATERIALS?

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2014 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being sent to all shareholders of record as of the close of business on March 12, 2014 for use at the 2014 Annual Meeting of Shareholders. This proxy statement, the accompanying proxy card and our 2013 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 28, 2014. The meeting will be held at the company headquarters, 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 9, 2014, at 9:00 a.m. Central Daylight Time.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

We are using the Securities and Exchange Commission’s rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice about the Internet availability of proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail.

HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET OR OBTAIN A PAPER COPY?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the 2014 Annual Meeting of Shareholders on the Internet; and

•	obtain a paper copy of the proxy materials by mail

In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis.

Your notice will also provide instructions on how to receive your future proxy materials electronically. If you choose to receive future proxy materials electronically, we will provide instructions, containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS OR MORE THAN ONE PAPER COPY OF THE PROXY MATERIALS?

You may receive more than one notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive or (ii) vote over the Internet or telephone the shares represented by each notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the notices).

WHAT PROPOSALS ARE TO BE PRESENTED AT THE ANNUAL MEETING?

The purpose of the Annual Meeting is to (i) elect four nominees as directors, (ii) vote on an advisory basis on the compensation of our named executive officers (NEOs), (iii) approve Vulcan’s Executive Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) to ratify the appointment of Deloitte & Touche LLP as Vulcan’s independent registered public accounting firm for 2014, and (v) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

WHO CAN ATTEND THE ANNUAL MEETING?

Only shareholders of Vulcan as of the close of business on March 12, 2014 (the record date for the Annual Meeting), their authorized representatives and invited guests of our company will be permitted to attend the Annual Meeting. Proof of ownership of Vulcan common stock as of the record date, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker, trustee or nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, and a legal proxy from your bank, broker, trustee or nominee entitling you to vote the shares held as of the record date at the Annual Meeting, along with personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

WHO IS ENTITLED TO VOTE?

All of our shareholders as of the record date, March 12, 2014, will be entitled to vote at the 2014 Annual Meeting of Shareholders. As of the close of business on that date, approximately 130,708,637 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Our amended and restated by-laws do not provide for cumulative voting and, accordingly, our shareholders do not have cumulative voting rights with respect to the election of directors.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

A majority of the issued and outstanding shares of the common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL HOLDER OF SHARES?

If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.

HOW DO I VOTE?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote by one of the following manners:

•	By Internet — Shareholders of record may submit proxies over the Internet by following the instructions on the proxy card. Shareholders who are beneficial owners may vote by Internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.

•	By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on your proxy card and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.

•	By Mail — Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial owners who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.

•	In Person — Shareholders of record may vote shares held in their name in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a legal proxy from the bank, broker or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial owner on the record date.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning a proxy card or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.

If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.

HOW MANY VOTES ARE REQUIRED TO PASS EACH OF THE PROPOSALS?

The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:

Proposal 1 — Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for four director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual

Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.

Proposal 2 — Advisory Vote on Executive Compensation: The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the executives set forth in this proxy statement. Abstentions and broker non-votes will have no effect on the results of this vote.

Proposal 3 — Approval of the Executive Incentive Plan: The affirmative vote of a majority of the votes cast on this proposal is required to approve the Executive Incentive Plan. Abstentions and broker non-votes will have no effect on the results of the vote.

Proposal 4 — Ratification of Selection of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Abstentions and broker non-votes, if any, will have no effect on the results of this vote.

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Vulcan Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Vulcan Board or, if no recommendation is given, in their own discretion.

HOW DOES THE VULCAN BOARD RECOMMEND SHAREHOLDERS VOTE?

The Vulcan Board recommends that you vote:

•	FOR the election of the following four individuals nominated by the Board as directors: O.B. Grayson Hall, Jr., Donald M. James, James T. Prokopanko and Kathleen Wilson-Thompson;

•	FOR approval of the compensation of our principal executive officer, principal financial officer and our four other most highly compensated executive officers (NEOs);

•	FOR the approval of the Executive Incentive Plan; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

WILL MY SHARES BE VOTED IF I DO NOTHING?

If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or Internet, or attend the Annual Meeting in person, in order for your shares to be voted.

If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as Vulcan’s independent registered public accounting firm for 2014, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority to vote on (i) the election of the four nominees as directors, (ii) the advisory approval of compensation of our NEOs, or (iii) the proposal to approve our Executive Incentive Plan.

HOW CAN I REVOKE MY PROXY?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:

•	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;

•	by executing and delivering another valid proxy with a later date;

•	by voting by telephone or Internet at a later date; or

•	by attending the 2014 Annual Meeting of Shareholders and voting in person by written ballot, if you are a shareholder of record or, if you are a beneficial owner of your shares, with a legal proxy from the entity that holds your shares giving you the right to vote the shares.

If you are a beneficial owner of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

WHO WILL PAY FOR THE COSTS INVOLVED IN THE SOLICITATION OF PROXIES?

Vulcan is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers, or regular employees of Vulcan. In addition, Vulcan has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $9,500 plus reasonable fees and expenses for such services.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure, approved by the Securities and Exchange Commission (the “SEC”), called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.

Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, please contact us at the address or phone number as indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

As of the mailing date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or Internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

The preliminary voting results will be announced at the Annual Meeting of Shareholders. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

WHOM SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE ANNUAL MEETING?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

proxy@MacKenziePartners.com

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 WILL BE PROVIDED TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO MARK D. WARREN, DIRECTOR, INVESTOR RELATIONS, VULCAN MATERIALS COMPANY, 1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242.

PROPOSAL 1. ELECTION OF DIRECTORS

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year. At the 2014 Annual Meeting, four people will be elected to serve as members of our Board until 2017, or until their successors have been duly elected and qualified. Our Board, upon the recommendation of the Governance Committee, has nominated O.B. Grayson Hall, Jr., Donald M. James, James T. Prokopanko and Kathleen Wilson-Thompson as directors to serve three-year terms expiring in 2017. Each of our nominees is currently serving as a director of the company. Each of the nominees has consented to be named in this proxy statement and to serve if elected, and our Board has no reason to believe that any of the persons nominated will be unable to serve as a director. The Board believes that each of the four nominees are highly qualified and have experience, skills, backgrounds and attributes that qualify them to serve as directors of Vulcan.

In accordance with the amended and restated by-laws of our company, our Board of Directors is required to be composed of not fewer than 9 nor more than 12 directors. The number of directors may be set by a resolution adopted by a majority of our Board of Directors and our charter provides that any vacancies on the Board, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors.

DIRECTOR QUALIFICATIONS

Directors are responsible for reviewing and approving corporate strategy and overseeing management of our company to assure that the long-term interests of the shareholders are being served. The Board believes that there are general skills and characteristics required for service on the Board of Directors that are applicable to all directors. Additionally, the Board needs a diverse skill set among its members to ensure that the Board is able to respond to the needs of management and the company. The Governance Committee believes that each director nominee has an established record of accomplishments and possesses the qualifications set forth below.

GENERAL QUALIFICATIONS

The Governance Committee, along with the Board, is responsible for reviewing on an annual basis the requisite skills and characteristics of Board members and nominees to the Board. The Governance Committee considers, among other factors:

•	high ethical standards

•	integrity

•	independence

•	experience

•	sound business judgment

•	ability to devote the time and effort necessary to fulfill his or her responsibilities to the Board.

The Board and the Governance Committee require that each director be a person of high integrity with a proven record of success. The Board does not have specific diversity quotas, but considers race, ethnicity, gender, age, education and professional experiences in evaluating candidates for the Board.

INDIVIDUAL QUALIFICATIONS FOR DIRECTORS

The Board believes that a number of particular qualifications, attributes, skills and experiences are desirable for the Board as a whole. These include:

•	financial and audit committee experience

•	knowledge of the company’s industry and related industries

•	relevant chief executive officer/president experience

•	government or political expertise

•	human resources experience

•	diversity of race, ethnicity or gender

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS:

TERMS EXPIRING IN 2017

O.B. GRAYSON HALL, JR.

Director Since 2014

Age: 56

Chairman, President and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services), since May 2013. Prior to that he served as President and Chief Executive Officer (April 2010 – May 2013) and Vice Chairman (2008 – 2010).

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•     Regions Financial Corporation; Zep, Inc.

COMMITTEE MEMBERSHIPS:

•     Finance; Governance

SKILLS AND QUALIFICATIONS:

•     Mr. Hall is Chairman, President and Chief Executive Officer of Regions Financial Corporation and leads the company’s Executive Council. Regions Financial is the 10th largest commercial bank in the United States. Mr. Hall graduated from the University of South, Sewanee, Tennessee, with a bachelor’s degree in economics. He also received a master’s degree in business administration from the University of Alabama, Tuscaloosa, Alabama. Additionally, he is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania. Mr. Hall serves on the Board of Directors of Regions Financial Corporation, and also Zep, Inc., where he serves on the Compensation Committee and the Nominating and Corporate Governance Committee. He is also active in many civic and leadership organizations, including the Economic Development Partnership of Alabama, Birmingham Business Alliance and Children’s of Alabama. Mr. Hall’s knowledge in running a publicly-traded company, as well as his extensive background in banking and finance, make him well qualified to be a member of our Board.

DONALD M. JAMES

Director Since 1996

Age: 65

Chairman and Chief Executive Officer of Vulcan since May 1997.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•    The Southern Company; Wells Fargo & Company.

COMMITTEE MEMBERSHIPS:

•    Executive

SKILLS AND QUALIFICATIONS:

•    Mr. James has served as our Chief Executive Officer since 1997. He has extensive leadership, management, operating, financial and legal experience and knowledge of our company. Before he was CEO, Mr. James served as President of our Southern and Gulf Coast Division, as Senior Vice President, Construction Materials Group and as Chief Operating Officer, giving him first-hand operational knowledge of our industry. Mr. James has also assumed leadership positions in aggregates industry and general business trade groups, including the National Stone, Sand & Gravel Association, exposing him to the important issues facing the aggregates industry. Mr. James also has experience serving on the boards of a number of other large public companies, including Wells Fargo & Company and the Southern Company. Mr. James also serves on a number of civic and leadership boards, including Boy Scouts of Central Alabama, U.S. Chamber of Commerce, and the Economic Development Partnership of Alabama, Inc. Mr. James’ extensive industry knowledge and significant tenure with the company make him well-qualified to serve on our Board.

JAMES T. PROKOPANKO

Director Since 2009

Age: 60

President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) since January 2007.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•    The Mosaic Company.

COMMITTEE MEMBERSHIPS:

•    Compensation; Governance.

SKILLS AND QUALIFICATIONS:

•    Mr. Prokopanko has been Chief Executive Officer of Mosaic since 2007 and was with Cargill, Inc. prior to that. His management experience provides the Board with valuable insight into business, leadership and management issues. Additionally, Mr. Prokopanko brings considerable knowledge of issues facing a company engaged in the mineral extraction industry. Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and an MBA from the University of Western Ontario. Mr. Prokopanko’s experience and knowledge makes him well qualified to be a member of our Board.

KATHLEEN WILSON-THOMPSON

Director Since 2009

Age: 56

Senior Vice-President and Chief Human Resources Officer of Walgreen Co., Deerfield, Illinois (drugstore chain) since January 2010; Senior Vice-President, Global Human Resources of The Kellogg Company, Battle Creek, Michigan (a retail food manufacturer and distributor), from July 2005 until January 2010.

COMMITTEE MEMBERSHIPS:

•     Finance; Safety, Health and Environmental Affairs.

SKILLS AND QUALIFICATIONS:

•     Ms. Wilson-Thompson joined Walgreens in January 2010. She held several positions for Kellogg from 1992 to 2009 and left the company as senior vice president of global human resources. She also worked as vice president and staff counsel of litigation and banking law for Michigan National Corporation in Farmington Hills, Michigan, from 1986 to 1991. Ms. Wilson-Thompson earned a bachelor’s degree in literature from the University of Michigan in Ann Arbor in 1979, a Juris Doctorate in 1982 and a master of law in corporate and finance law in 1996, both from Wayne State University in Detroit. Ms. Wilson-Thompson serves on the NAACP Special Contributions Fund Board of Trustees. She was also named by Black Enterprise “Top 100 Most Powerful Executives in Corporate America.” As a result of her service as Senior Vice-President in Human Resources at both Walgreens and Kellogg, Ms. Wilson-Thompson brings to the Board valuable experience in managing personnel, human resource and organization issues that face a labor-intensive workforce, making her well qualified to be a member of our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE:

TERMS EXPIRING IN 2015

PHILLIP W. FARMER

Director Since 1999

Age: 75

Retired; Chairman of the Board of Harris Corporation, Melbourne, Florida (an international communications equipment company), from February 2003 until June 2003; Chairman and Chief Executive Officer from June 1995 to February 2003.

COMMITTEE MEMBERSHIPS:

•    Audit; Governance.

SKILLS AND QUALIFICATIONS:

•    Mr. Farmer is the retired Chairman, President, and Chief Executive Officer of Harris Corporation, an international communications equipment company headquartered in Melbourne, Florida. His career at Harris spanned more than twenty-one years following twenty years of employment at General Electric Company. He is a graduate of Duke University with a Bachelor of Science degree in Mathematics. In addition to Vulcan’s Board, Mr. Farmer also serves on the Board of two not-for-profit organizations in Melbourne, Florida. He is Chairman of the Board of Trustees of Florida Institute of Technology, a private technical university. He is also Chairman of the Board of Directors of the King Center for the Performing Arts. Mr. Farmer’s extensive management and financial background makes him well qualified to serve on our Board.

H. ALLEN FRANKLIN

Director Since 2001

Age: 69

Retired; Chairman of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy), from April 2004 until July 2004; Chairman, President and Chief Executive Officer from April 2001 to April 2004.

COMMITTEE MEMBERSHIPS:

•    Compensation; Executive; Safety, Health and Environmental Affairs.

SKILLS AND QUALIFICATIONS:

•    Mr. Franklin is the retired Chairman, President and Chief Executive Officer of Southern Company. Southern Company is one of the largest producers of electricity in the United States. Mr. Franklin received a bachelor’s degree in electrical engineering from the University of Alabama, a Master of Science degree in electrical engineering from the University of Alabama-Birmingham, completed the Stanford University Executive Program, and is a registered professional engineer in Alabama. As a result, Mr. Franklin provides the Board with valuable business, leadership, organizational and operational management skills, as well as public company governance and compensation expertise. Additionally at Southern Company, Mr. Franklin gained considerable management expertise with issues facing an industrial company, including governmental and regulatory issues and safety, health and environmental matters, which are important issues in our industry, making him well qualified to serve on our Board.

RICHARD T. O’BRIEN

Director Since 2008

Age: 60

President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies), since April 2013; President and Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 until February 2013; President and Chief Financial Officer during 2006 and 2007; Senior Vice President and Chief Financial Officer from 2005 until 2006.

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•    Xcel Energy.

COMMITTEE MEMBERSHIPS:

•    Audit; Executive; Safety, Health and Environmental Affairs.

SKILLS AND QUALIFICATIONS:

•    Mr. O’Brien began serving as President and CEO of Boart Longyear Limited, in April 2013. He previously served as CEO of Newmont Mining Corporation from September 2012 until February 2013, as its President and CEO from July 2007 to September 2012, and previously served as its President and CFO. Mr. O’Brien’s work includes extensive experience with NYSE listed companies in finance and accounting, operations and strategic and business planning. Mr. O’Brien’s experience as CEO demonstrates his ability to provide experience in management, governance, and financial issues similar to those faced by Vulcan. Mr. O’Brien holds a Bachelor of Arts in economics from the University of Chicago and a Doctor of Jurisprudence degree from Lewis and Clark Law School. Mr. O’Brien’s 25 years of management experience in the mining and natural resources industries and financial background, including serving as chief financial officer of four different public companies, makes him well qualified to serve as a member of our Board.

DONALD B. RICE

Director Since 1986(*)

Age: 74

Retired; President and Chief Executive Officer of Agensys, Inc., Santa Monica, California (a biotechnology company developing monoclonal antibody therapeutics for cancer) from 1996 until 2010; Former U.S. Secretary of the Air Force from 1989 to 1993.

COMMITTEE MEMBERSHIPS:

•    Compensation; Executive; Governance.

SKILLS AND QUALIFICATIONS:

•    Dr. Rice served as President and Chief Executive Officer of Agensys for 14 years. He also served as the President and Chief Operating Officer of Teledyne, Inc. for three years, and as the President and CEO of the RAND Corporation for over 17 years. Dr. Rice also served as Secretary of the Air Force from 1989 to 1993 and in other government positions where he gained experience in public policy, governmental affairs, management and strategy. Dr. Rice has served as a director of a number of large public companies where he gained significant financial experience, and has chaired the Audit Committees of two public companies. Dr. Rice’s extensive management and governmental expertise makes him well qualified to serve as a member of our Board.

(*)	Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was re-elected as a director by our Board of Directors on February 12, 1993.

DIRECTORS CONTINUING IN OFFICE:

TERMS EXPIRING IN 2016

DOUGLAS J. MCGREGOR

Director Since 1992

Age: 73

Senior Advisor, Blue Point Capital Partners, Cleveland, Ohio (a national private equity firm), since January 2003; President, Chief Operating Officer and Chief Restructuring Officer of Burlington Industries, Inc., Greensboro, North Carolina (a manufacturer of soft goods for apparel and interior furnishings) from June 2000 to December 2002; Chairman, Chief Executive Officer and President of M.A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company) from 1988 to 1998.

COMMITTEE MEMBERSHIPS:

•     Audit; Executive; Finance.

SKILLS AND QUALIFICATIONS:

•     Mr. McGregor has served as Chief Executive Officer or President for two separate public companies, Burlington Industries and M.A. Hanna. He has over 40 years of management experience in major Fortune 1000 corporations, in several different industries, including mining, providing him with valuable business, leadership and management experience with issues facing large industrial and mining companies. Mr. McGregor graduated from the University of Michigan, Ann Arbor, with a degree in business administration. He also earned a masters degree in business administration from Eastern Michigan University, Ypsilanti. Mr. McGregor’s current position as Senior Advisor of Blue Point Capital Partners, a private equity firm, as well as his past management service, have given him considerable financial and investment acumen, making him well qualified to serve on our Board.

VINCENT J. TROSINO

Director Since 2003

Age: 73

Retired; President, Vice Chairman of the Board and Chief Operating Officer of State Farm Mutual Automobile Insurance Company, Bloomington, Illinois (a mutual insurance company), from 1998 until December 2006.

COMMITTEE MEMBERSHIPS:

•     Audit; Finance.

SKILLS AND QUALIFICATIONS:

•     Mr. Trosino is a graduate of Villanova University and holds a graduate degree from Illinois State University. Mr. Trosino has served on the Brookings Institution’s Board of Trustees and the board of the Insurance Information Institute. As a result of his tenure as the President and Chief Operating Officer of State Farm from 1998 until 2006, Mr. Trosino brings to the Board significant experience in financial matters, risk assessment, management, marketing and human resources. In addition, he provides the Board with knowledge and insight regarding the insurance industry - an important consideration in the company’s evaluation and mitigation of risk areas. Mr. Trosino served on the investment committee of the board of State Farm Mutual Insurance Company and served on the audit committee of the Brookings Institute. He brings valuable financial and investment experience to our company’s Audit and Finance Committees, making him well qualified to serve as a member of our Board.

LEE J. STYSLINGER, III

Director Since 2013

Age: 53

Chairman and Chief Executive Officer of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally), since 1997 (CEO) and 2011 (Chairman).

OTHER PUBLIC COMPANY DIRECTORSHIPS:

•     Regions Financial Corp.

COMMITTEE MEMBERSHIPS:

•     Compensation; Finance.

SKILLS AND QUALIFICATIONS:

•     Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. He actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers and Northwestern University College of Arts and Sciences. He was appointed to the Presidents’ Export Council advising the President of the United States on international trade policy from 2006 to 2008. Mr. Styslinger serves on the Audit Committee for Regions Financial Corp. As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. Additionally, Mr. Styslinger has over 16 years experience leading companies engaged in the heavy equipment industry. Vulcan is a major purchaser of heavy equipment for its operations, and Mr. Styslinger’s expertise in this area greatly benefits Vulcan. Mr. Styslinger’s experience and knowledge leading a large, multinational business makes him well qualified to be a member of our Board.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), enacted in 2010 and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that our shareholders vote on a non-binding advisory proposal on the executive compensation for each our NEOs, commonly known as “Say on Pay.” While this vote is advisory and not binding on our company, it provides information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

At our 2011 Annual Meeting of Shareholders, our shareholders indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. The next shareholder vote on the frequency of the advisory vote on the compensation of our NEOs will be held no later than the 2017 Annual Meeting of Shareholders, in accordance with Rule 14a-21 of the Exchange Act.

Our company has designed its executive compensation program to attract, motivate and retain the senior executive talent required to achieve our operational plans and strategic goals. Our compensation program is centered on a pay-for-performance philosophy which aligns executive compensation with shareholder value. Consistent with this philosophy, a substantial portion of the total compensation for each of our NEOs is directly related to our company’s earnings, to the value of our common stock, and to other performance factors that measure progress against the goals of our operating and strategic plans. The executive compensation program is overseen and administered by an independent Compensation Committee of our Board that is advised by an independent consultant.

The Compensation Discussion and Analysis, beginning on page 38 below, describes our executive compensation philosophy and program in detail. In 2013, the Compensation Committee made the following key compensation decisions:

•	No base salary increase for the CEO

•	Froze Pension Plan as of December 31, 2013

➢	The company’s salaried defined benefit pension plan was amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015. The non-qualified supplemental executive retirement plan was also amended to freeze future accruals in the same manner.

•	Each NEO voluntarily signed a written waiver removing from his CIC Agreement the following:

➢	single-trigger termination right, if applicable;

➢	inclusion of target long-term incentive value in the calculation of cash severance; and

➢	excise tax gross up

•	Granted all long-term equity awards for the NEOs in the form of performance-based share units (PSUs) (78% of the value of the award) and stock-only stock appreciation rights (SOSARs) (22% of the value of the award);

•	Continued the policy of providing only modest perquisites;

•	Utilized tally sheets in analyzing and determining total compensation paid to the CEO and other NEOs;

•	Maintained and monitored rigorous stock ownership guidelines for management which require executives to maintain significant stock ownership while employed by the company;

•	Continued application of separate performance measures for the short-term and long-term incentive programs;

•	Maintained policy prohibiting hedging transactions and short-sales in the company’s stock by all employees and directors.

•	Engaged an independent compensation consultant to conduct a market study of compensation practices among our comparison companies which affirmed that our practices are aligned with such comparison companies.

These actions reflect the active management of our executive compensation programs by the Compensation Committee and the alignment of our programs with market compensation levels, company performance and with our shareholders’ interests. Accordingly, the Board recommends that the shareholders vote in favor of the resolution set forth below.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

As an advisory vote, this proposal is not binding on our company. However, our Board and Compensation Committee will consider the outcome of the advisory vote when making future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE COMPENSATION OF OUR NEOS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3. APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

We are asking shareholders to re-approve our Executive Incentive Plan (the “EIP”), including the performance goals thereunder, in order to satisfy the requirements of Section 162(m) of the Code for the deductibility of performance-based awards or bonuses paid to our Chief Executive Officer and certain other highly-compensated executive officers.

The EIP was initially approved by our shareholders on May 8, 2009, and by our Board effective as of January 1, 2009. The EIP is designed to comply with the requirements of the Code. Section 162(m) of the Code limits our tax deduction for expenses in connection with compensation for our Chief Executive Officer and certain other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the plan pursuant to which the performance-based compensation is paid must be disclosed to and approved periodically by our shareholders. The material terms subject to shareholder approval include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria upon which the performance goal is based; and (iii) the maximum amount of compensation to be paid during a specified period. These material terms are described below. The material terms of these performance goals have not been changed since the EIP was previously submitted to shareholders for approval on May 8, 2009.

Certain of our executive officers will be eligible to receive cash awards under the EIP and have an interest in the passage of this proposal. We intend that awards made under the EIP to our executive officers will be eligible for treatment as performance-based compensation under Section 162(m) of the Code. Our Board is asking you to re-approve the EIP, including the material terms of the performance goals under the EIP, to preserve our ability under Section 162(m) of the Code to deduct compensation associated with future performance-based incentive awards to be made under the EIP, provided that we comply with other technical requirements of Section 162(m).

Reasons to Re-Approve the EIP

Section 162(m) of the Code specifically exempts certain performance-based compensation from the deduction limit. In order to qualify for this exception, our shareholders must periodically approve the material terms of the performance goals of the plan under which compensation is to be paid. Our EIP contains these performance goals and is being proposed for re-approval by our shareholders.

If the EIP is not re-approved, any awards made under the EIP after the Annual Meeting will not be treated as “qualified performance-based compensation” and the company’s deduction of any compensation payable in respect of such awards and subsequent periods may be subject to disallowance under Section 162(m) of the Code.

General Summary of Terms of the EIP

The following is a summary of the material terms of the EIP. The full text of the EIP is attached to this Proxy Statement as Annex A. Please refer to Annex A for a more complete description of the terms of the EIP.

The purpose of the EIP is to provide a means of rewarding certain executive officers of our company who have contributed to the profitability of our company in a manner which permits such compensation to be deducted for federal income tax purposes. The administration of the EIP is vested in the Compensation

Committee, each member of which is required to qualify as an “outside director” as that term is defined in regulations under Section 162(m) of the Code. The Compensation Committee has the power and authority (i) to designate, add and delete employees as participants, (ii) establish target bonuses and maximum bonuses for participants and (iii) establish performance goals upon achievement of which the target bonuses and maximum bonuses will be based.

Participants in the EIP are those executive officers who could be “covered employees” as defined in Section 162(m) and who are designated as participants by the Compensation Committee. For 2014, 8 executive officers will be eligible to participate in the EIP. Pursuant to the EIP, the Compensation Committee shall establish a target annual bonus and a maximum annual bonus for each participant. As provided in the shareholder-approved EIP, the maximum bonus cannot exceed the lesser of four times the target bonus or $7,000,000. The Compensation Committee has set the maximum bonus payable to each NEO for 2014 at 2.5 times their target bonus.

This Compensation Committee will establish performance goals for the payment of the maximum annual bonus to each participant. The performance goals must be established within 90 days of the beginning of each plan year, be in writing and be based upon the performance measures included in the EIP. The performance measures that may be used under the EIP are: economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; costs of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.

In order for the EIP participants to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. If the Compensation Committee determines that the minimum performance threshold is met, participants may receive a bonus under the EIP, subject to the Compensation Committee’s discretion to adjust the bonus downward. The Compensation Committee cannot exercise upward discretion. Additionally, at the same time the minimum performance goal is established, the target bonuses and maximum bonuses for participants are also established by the Compensation Committee. For information related to the 2013 targets and payouts, see discussion of the EIP under the heading “Compensation Discussion and Analysis” on page 38.

For 2014, the minimum threshold set by the Compensation Committee is either cash earnings of $200 million or EBITDA of $350 million. For 2014, target bonuses established by the Compensation Committee have been set at 65% of base salary for Mr. Mills, 75% of base salary for Messrs. Hill, McPherson, Sansone and Shepherd, and 100% of base salary for Mr. James. In 2014 the maximum bonus payable is capped at 2.5 times the target bonus for each participant.

Certain Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the EIP as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to us. The provisions of the Code and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

In general, a participant in the EIP will be taxed at ordinary income tax rates on any cash incentive in the year received. Generally, we will receive a federal income tax deduction corresponding to the amount included in the participant’s income (subject to compliance with the Code Section 162(m) requirements described herein). We will withhold any amounts required by any governmental authority to be withheld with respect to incentive payments.

Subject to Code Section 162(m) and certain reporting requirements, we will be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant. We have no responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result.

In the event the performance goals are satisfied, a bonus may be paid to each participant, subject to the Compensation Committee’s discretion to adjust the calculated bonus downward. In determining the downward adjustment, if any, the Compensation Committee may utilize a pre-established objective formula or standard or such other financial or non-financial factors as the Compensation Committee determines. The EIP provides for payment of bonuses upon a change-in-control, without regard to the limitations of Section 162(m). The bonus determination for the year in which a change of control occurs will be the greater of the target bonus, the target bonus adjusted for actual performance or the average of bonuses paid in the three prior years. Amounts to be paid upon a change-in-control will be offset by annual incentive compensation for the same period paid under any employment or severance agreement with a participant to avoid duplication of benefits.

Our Board may amend or terminate the EIP at any time, provided that any amendments made are consistent with the provisions of the Code and do not adversely affect our ability to deduct the compensation which may be paid pursuant to the EIP for federal income tax purposes. No amendment that requires shareholder approval under the Code will become effective without such approval. The Compensation Committee approves payments under the EIP. Our non-employee directors do not participate in the EIP. Since the EIP is performance based, any future benefits to be paid under the EIP are not determinable.

The following tables reflect payments made under the EIP for 2013 financial performance and target and maximum bonus payable under the EIP for 2014.

2013 EIP Payments

Name	EIP Payment for 2013 Performance ($)
Don James	1,835,000
Dan Sansone	612,000
Danny Shepherd	612,000
Tom Hill	390,000
John McPherson	325,000
Michael Mills	352,000
All Executive Officers as a Group (7 persons)	4,694,000

2014 Target Bonus

Name	Base Salary	Amount of “Target Bonus” Expressed as a Percentage of Base Salary	Maximum Bonus Per Shareholder Approved EIP[1]
Don James	$1,250,000	100%	$3,125,000
Dan Sansone	$573,000	75%	$1,074,000
Danny Shepherd	$573,000	75%	$1,074,000
Tom Hill	$510,000	75%	$ 956,000
John McPherson	$510,000	75%	$ 956,000
Michael Mills	$412,000	65%	$ 670,000
[1] The Compensation Committee has set the maximum bonus payable to each NEO for 2014 at 2.5 times the target bonus.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE CODE.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ending December 31, 2014. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; to audit our internal control over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered accounting firm at any time during the year, if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VULCAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS

We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of our company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.

Our Governance Committee regularly reviews corporate governance developments and adopts appropriate practices as warranted. For instance, in March 2013, the Board amended the company’s by-laws to provide for a majority vote standard in uncontested director elections. Moreover, at the 2013 Annual Meeting, we presented to our shareholders binding management proposals to eliminate the supermajority voting provisions in our certificate of incorporation, and to declassify our Board. Neither of these proposals garnered the required votes for implementation.

We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire annually regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable SEC and New York Stock Exchange rules.

You can access our amended and restated by-laws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

DIRECTOR INDEPENDENCE

All of our directors, with the exception of our Chairman and CEO Don James, are independent under the New York Stock Exchange listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The New York Stock Exchange listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The New York Stock Exchange rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the following Director Independence Criteria to assist it in determining whether a director has a material relationship with our company:

Director Independence Criteria

The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

(c)	has not during the last three years personally performed legal or professional services for our company in an amount more than $10,000;

(d)	is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years;

(e)	during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(f)	is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(g)	has no immediate family member who is an executive officer of our company, or any of its consolidated subsidiaries;

(h)	has no immediate family member meeting any of the criteria set forth in (b) — (f); except with respect to item (d) in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(i)	has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In early 2014, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the New York Stock Exchange listing standards and applicable SEC rules and regulations. In connection with this review, the Board evaluated commercial, industrial, banking, consulting, legal, accounting and charitable relationships with each director or immediate family member and his or her related interests and our company and its subsidiaries.

As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman and CEO, Don James, are independent directors under our Board’s Director Independence Criteria, the New York Stock Exchange listing standards and the applicable SEC rules and regulations.

DIRECTOR NOMINATION PROCESS

The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2015 Annual Meeting must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our by-laws. The notice should include the following:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for reelection, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee. In some cases, the committee engages, for a fee, the services of a third-party executive search firm to assist it in identifying and evaluating nominees for director.

BOARD LEADERSHIP STRUCTURE

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that our company should have the flexibility to combine or separate these functions as circumstances deem appropriate. The Board believes that it is in the best interests of our company and its shareholders to have Don James serve as our Chairman of the Board and CEO, at this time. In addition, our Corporate Governance Guidelines provide for an independent lead director of the Board, a position elected annually from among the independent directors on our Board.

Our Board believes that there are a number of advantages to consolidating the positions of Chairman and CEO, including the following:

•	Mr. James, with over 20 years of experience with our company, including 16 years of experience as CEO, has led the company through various economic cycles, has the knowledge, expertise and experience to understand the opportunities and challenges facing our company and is most capable of identifying strategic priorities and opportunities. He also has the leadership and management skills to promote and execute our values and strategy;

•	Consolidating the positions allows Mr. James to lead board discussions regarding our business and strategy, and provides decisive and effective leadership for our company, eliminating the potential for confusion;

•	Combining the positions creates a firm link between management and the Board that promotes the development and implementation of our corporate strategy; and

•	Consolidating the positions allows timely communication with our Board on critical business matters.

Based on these advantages and the factors listed below, our Board has determined that this leadership structure is optimal for our company at this time.

In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors other than Mr. James and all of whom are highly qualified and experienced, exercise a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors. Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position which is elected annually from among the independent directors of our Board. Among other things, the lead director is responsible for:

•	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;

•	serving as liaison between the Chairman and the non-management and independent directors;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;

•	having authority to call meetings of the non-management and independent directors; and

•	if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Risk Management” on page 30.

NON-MANAGEMENT EXECUTIVE SESSIONS AND LEAD DIRECTOR

Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, the Board of Directors meets at each regularly scheduled Board meeting in an executive session in which management directors and other members of management are not present. During 2013, the non-management directors met in executive session five times.

The Board annually elects a lead director from among the independent directors. The duties of the lead director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. Dr. Donald B. Rice currently serves as the lead director.

MEETINGS AND ATTENDANCE

Our Board held six meetings, either in person or telephonically, in 2013, and each director attended more than 75% of the total number of meetings of the Board and meetings of the committees of which he or she was a member.

ANNUAL MEETING POLICY

Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. In 2013, all of the Board members attended the Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established six standing committees as follows:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	EXECUTIVE COMMITTEE	FINANCE COMMITTEE	GOVERNANCE COMMITTEE	SAFETY, HEALTH AND ENVIRONMENTAL AFFAIRS COMMITTEE
Philip W. Farmer	•				•
H. Allen Franklin		•	•			º
O.B. Grayson Hall, Jr.				•	•
Donald M. James			º
Ann McLaughlin Korologos (1)			•		º	•
Douglas J. McGregor	•		•	º
Richard T. O’Brien	º		•			•
James T. Prokopanko		•			•
Donald B. Rice		º	•		•
Lee J. Styslinger, III		•		•
Vincent J. Trosino	•			•
Kathleen Wilson-Thompson				•		•
º	indicates Chair
(1)	Ms. Korologos is retiring and will not stand for re-election at the 2014 Annual Meeting of Shareholders.

The number of meetings held by each committee in 2013 was as follows:

COMMITTEE	NUMBER OF MEETINGS
Audit	7
Compensation	3
Executive	0
Finance	4
Governance	6
Safety, Health and Environmental Affairs	2

The charters of the Audit, Compensation and Governance Committees are available on our website at vulcanmaterials.com. You can also obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board Committees, other than the Executive Committee, are composed entirely of independent, non-management directors.

Executive Committee

The Executive Committee has the same powers as our Board of Directors, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board of Directors on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. James (Chair), Franklin, McGregor, O’Brien, Rice and Ms. Korologos.

Audit Committee

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:

•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal control over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

•	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board of Directors, and recommending proposed changes to our Board of Directors.

In addition, the Audit Committee is responsible for reviewing and discussing with management our company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the section entitled “Risk Management.”

The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Pre-Approval of Services Performed by Independent Registered Accounting Firm” on page 34 for more information.

The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by our company regarding its accounting, internal controls and auditing matters. See “Policy on Reporting of Concerns regarding Accounting Matters” on page 32 for more information.

The members of the Audit Committee are Messrs. O’Brien (Chair), Farmer, McGregor and Trosino. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that Mr. O’Brien is an “audit committee financial expert” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 33 of this proxy statement.

Compensation Committee

The Compensation Committee determines and oversees the execution of our company’s executive compensation philosophy, and oversees the administration of our company’s executive compensation plans.

The Compensation Committee is responsible for, among other things:

•	determining and setting the amount of compensation paid to each of our executive officers, including the CEO, senior corporate officers and heads of our regional business units;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan and the 2006 Omnibus Long-Term Incentive Plan; and

•	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.

The Compensation Committee has engaged Compensation Strategies, Inc. as its independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of Compensation Strategies in that process, please refer to the section entitled “Compensation Discussion and Analysis” in this proxy statement.

The members of the Compensation Committee are Dr. Rice (Chair), and Messrs. Franklin, Prokopanko and Styslinger. The Compensation Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations and the Board’s Director Independence Criteria. In addition, each Compensation Committee member is a “nonemployee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Code.

Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

•	recommends to our Board director nominees for the next Annual Meeting of shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.

In recommending director candidates to the Board, the Governance Committee considers all of the factors listed under “Director Qualifications” set forth in this proxy statement.

The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a substantial majority of the members of the Board meet the definition of “independent” as defined by the listing standards of the New York Stock Exchange, SEC rules and regulations and the Board’s Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee also is responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Ms. Korologos (Chair), and Messrs. Hall, Farmer, Prokopanko and Rice. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations and the Board’s Director Independence Criteria.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations and the Board’s Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Mr. Franklin (Chair), Ms. Korologos, Mr. O’Brien and Ms. Wilson-Thompson.

Finance Committee

The Finance Committee has responsibility for overseeing our financial policies. It recommends to our Board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance Committee also is responsible for overseeing the funding and management of assets for pension plans sponsored by our company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, as amended, selects and removes investment managers, and appoints trustees for the pension plans. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the New York Stock Exchange, SEC rules and regulations and the Board’s Director Independence Criteria. Members of the Finance Committee are Mr. McGregor (Chair), Messrs. Hall, Styslinger, Trosino and Ms. Wilson-Thompson.

RISK MANAGEMENT

Although the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses with management, the internal auditors, and our independent registered public accounting firm our company’s policies with respect to risk assessment and risk management. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk taking. Finally, the Finance Committee assists the Board in managing risk relating to investment of the pension funds assets and debt/leverage risks. The Board is kept informed of its Committees’ risk oversight and other activities through reports of the Committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of Committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities.

Our company’s management is responsible for day-to-day risk management. Our legal, safety, health and environmental (SHE), risk management, and internal audit areas serve as the primary monitoring and testing function of policies and procedures and manage the oversight of risk management for the company as a whole.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that our Board structure supports this approach.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

TRANSACTIONS WITH RELATED PERSONS

Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.

Mr. Hall was elected to the Vulcan Board of Directors on March 10, 2014. Mr. Hall is the chairman and chief executive officer of Regions Financial Corporation (“Regions Financial”), one of the nation’s largest full-service banking institutions. Regions Bank, a subsidiary of Regions Financial, provides certain lending (including as a lender in the company’s revolving credit facility), deposit and similar banking services to the company. Any loans made by Regions Bank to the company during fiscal year 2013 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the company and did not involve more than the normal risk of collectability or present other unfavorable features.

Additionally, in 2013, the company sold aggregates to The Mosaic Company for its operations in arms-length transactions, in the amount of approximately $7.5 million. One of our directors, James T. Prokopanko, is the chief executive officer of The Mosaic Company.

SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our Board has established a process for shareholders and other interested parties to communicate directly with the lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s lead director, may send correspondence to the following address:

Board of Directors (or lead director or name of individual director)

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING MATTERS

Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the New York Stock Exchange, the SEC and our Board’s Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), the effectiveness of our company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees” issued by the PCAOB. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Dated: February 20, 2014

AUDIT COMMITTEE

Richard T. O’Brien, Chair

Phillip W. Farmer

Douglas J. McGregor

Vincent J. Trosino

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012, by Deloitte & Touche LLP, and its affiliates, all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited, were as follows:

	2013	2012
Audit Fees (1)	$2,921,792	$2,999,141
Audit Related Fees (2)	222,407	309,622
Tax Fees (3)	4,872	53,203
All Other Fees	0	0
Total	$3,149,071	$3,361,966
(1)	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal control over financial reporting, reviews of our quarterly financial statements, and services associated with other SEC filings.

(2)	Consists of fees for the audits of our employee benefit plans and accounting consultations relating to various asset sale transactions.

(3)	Consists of fees for services related to state tax audits, credits and refund claims.

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee pre-approved all audit, audit-related, and tax services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2013. No other services were provided by Deloitte in 2013.

No audit-related, tax or other services were rendered in 2013 pursuant to the de minimis exception to the pre-approval requirement set forth in the Exchange Act Rule 2-01(c)(7)(i)(C).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	15,654,735	(1)	12.0%
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, Illinois 61710	12,740,427	(2)	9.8%
FMR LLC 245 Summer St. Boston, Massachusetts 02210	9,240,931	(3)	7.1%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, Pennsylvania 19355	8,770,566	(4)	6.7%
Dodge & Cox 555 California Street 40th Floor San Francisco, California 94104	7,024,759	(5)	5.4%
Black Rock, Inc. 40 East 52nd Street New York, NY 10022	6,688,812	(6)	5.1%
(1)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014. T. Rowe Price Associates, Inc. (Price Associates) reports sole power to vote, or direct the vote of, 5,244,346 shares. Price Associates reports sole power to dispose, or direct the disposition of, 15,637,485 shares. These securities are owned by various individuals and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on information contained in a Schedule 13G, filed with the SEC on February 13, 2014 by State Farm Mutual Automobile Insurance Company and various affiliated entities. The combined State Farm group reports sole power to vote, or direct the vote of, 12,680,600 shares. The combined State Farm group reports shared power to vote, or direct the vote of, 59,827 shares. The combined State Farm group reports sole power to dispose, or direct the disposition of, 12,680,600 shares. The combined State Farm group reports shared power to dispose, or direct the disposition of, 59,827 shares.

(3)	Based on information contained in a Schedule 13G, filed with the SEC on February 14, 2014. FMR LLC reports sole power to vote, or direct the vote of, 211,818 shares. FMR LLC reports sole power to dispose, or direct the disposition of, all 9,240,931 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.

(4)	Based on information contained in a Schedule 13G/A, filed with the SEC on February 12, 2014. The Vanguard Group reports sole power to vote, or direct the vote of, 214,111 shares. The Vanguard Group reports sole power to dispose, or direct the disposition of, 8,574,850 shares. The Vanguard Group reports shared power to dispose, or direct the disposition of, 195,716 shares.

(5)	Based on information contained in a Schedule 13G/A, filed with the SEC on February 13, 2014. Dodge & Cox reports sole power to vote, or direct the vote of, 6,492,141 shares. Dodge & Cox reports sole power to dispose, or direct the disposition of, all 7,024,759 shares. The clients of Dodge & Cox, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds from the sale of, the reported shares.

(6)	Based on information contained in a Schedule 13G/A, filed with the SEC on January 31, 2014. BlackRock, Inc. reports sole power to vote, or direct the vote of, 5,525,865 shares. BlackRock, Inc. reports sole power to dispose, or direct the disposition of, all 6,688,812 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, unless otherwise indicated, as of March 1, 2014, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 57 of this proxy statement, and the directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)
Non-employee Directors (1)	Shares Owned Directly or Indirectly		Restricted Shares	Phantom Shares Held Pursuant to Plans	Total	Percent of Class
Phillip W. Farmer	6,120	(2)	0	43,371	49,491	*
H. Allen Franklin	0		4,000	39,962	43,962	*
O.B. Grayson Hall, Jr. (3)	0		0	0	0	*
Ann McLaughlin Korologos	4,609		0	31,215	35,824	*
Douglas J. McGregor	9,249	(4)	0	79,155	88,404	*
Richard T. O’Brien	0		0	10,106	10,106	*
James T. Prokopanko	0		0	8,043	8,043	*
Donald B. Rice	49,683		0	24,589	74,272	*
Lee J. Styslinger, III	4,000		0	3,107	7,107	*
Vincent J. Trosino	11,584	(5)	0	33,134	44,718	*
Kathleen Wilson-Thompson	0		0	8,043	8,043	*

CEO and other NEOs (6)	Shares Owned Directly or Indirectly	Exercisable Options/ SOSARs	Thrift Plan	Deferred and Restricted Stock Units	Total	Percent of Class
Don James	127,880	792,200	35,584	238,533	1,119,197	*
Dan Sansone	27,998	207,765	23,702	26,671	286,136	*
Danny Shepherd	25,045	154,110	12,240	8,468	199,863	*
Tom Hill	5,951	81,490	8,647	28,090	124,178	*
John McPherson	0	310,411	1,332	20,000	331,743	*
Michael Mills	5,660	59,620	5,512	20,000	90,432	*
All Directors and Executive Officers as a group (17 persons)					2,969,843	2.3%
*	Less than 1% of issued and outstanding shares of our company’s common stock.

(1)	Beneficial ownership for the non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include restricted shares granted under our Restricted Stock Plan for Non-employee Directors, phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, and deferred stock units awarded under the Deferred Stock Plan for Non-employee Directors and the 2006 Omnibus Long-Term Incentive Plan.

(2)	All shares are held in a trust of which Mr. Farmer is the trustee.

(3)	Mr. Hall was elected to the Board on March 10, 2014.

(4)	Includes 1,454 shares held in a trust of which Mr. McGregor is the trustee.

(5)	Includes 2,321 shares held in a trust of which Mr. Trosino is the trustee.

(6)	Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before May 1, 2014, shares credited to the executives’ accounts under our 401(k) Plan and deferred and restricted stock units.

EQUITY COMPENSATION PLANS

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under all of our equity compensation plans as of December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1):
1996 Long-Term Incentive Plan (For Employees) (2)
Stock Options	2,036,684	$63.61
Performance Share Units	0
Deferred Stock Units	3,712
Total 1996 Long-Term Incentive Plan	2,040,396		0	(2)
Deferred Stock Plan for Non-employee Directors (2)	5,475		0	(2)
Restricted Stock Plan for Non-employee Directors (2)	4,843		0	(2)
2000 Florida Rock Industries Amended & Restated Stock Plan (3)
Stock-Only Stock Appreciation Rights	116,897	$45.80
Performance Share Units	0
Total 2000 Florida Rock Industries Stock Plan	116,897		0	(3)
2006 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	3,045,167	$55.74
Performance Share Units	1,121,178
Restricted Stock Units	60,000
Deferred Stock Units for Non-employee Directors	116,129
Total 2006 Omnibus Plan	4,342,474		3,905,270
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	6,510,085		3,905,270
(1)	All of our company’s equity compensation plans have been approved by the shareholders of our company or, in the case of the 2000 Florida Rock Industries Amended and Restated Stock Plan, by the shareholders of Florida Rock Industries, Inc. prior to our acquisition of that company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 1996 Long-Term Incentive Plan, the Deferred Stock Plan for Non-employee Directors, the Restricted Stock Plan for Non-employee Directors, the 2000 Florida Rock Industries Amended and Restated Stock Plan, and the 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan). The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (c).

(2)	Future grants will not be made under these plans. The plans will be used only for the administration and payment of grants that were outstanding when the Omnibus Plan was approved.

(3)	This plan was approved by the shareholders of Florida Rock Industries, Inc. Shares available have been adjusted for the merger transaction. Units were only available for granting of awards until September 30, 2010. Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that are outstanding.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge. Now, as the construction economy gains momentum, we are well-positioned as an industry leader. Vulcan’s mission continues to drive every aspect of our business.

OUR MISSION

Our mission is to provide quality products and services which consistently meet our customers ’ expectations; to be responsible stewards with respect to the safety and environmental impact of our operations and products; and to earn superior returns for our shareholders.

Our 2013 results reflect the accelerating recovery of our markets and the benefits of our powerful earnings leverage. We experienced volume growth across our footprint in 2013 in virtually every market. In addition, pricing for aggregates improved. Throughout our business, Vulcan is reaping the benefits of our intense operational discipline, our geographical footprint and the spirited performance of our people.

2013 PERFORMANCE RESULTS

The following key metrics reflect our continued improvement in financial performance over the last three fiscal years. We manage and measure our business performance with a significant focus on Adjusted EBITDA and Cash Gross Profit per Ton of Aggregate. We emphasize these two metrics because we believe they closely correlate to long-term shareholder value. We also believe that our net sales and net debt to Adjusted EBITDA ratio are important metrics in evaluating the company’s financial performance and stability. Cash Gross Profit, EBITDA, and Adjusted EBITDA are non-GAAP financial measures. We provide a reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure in Annex B to this Proxy Statement.

CEO PAY-AT-A-GLANCE

Each year, the Compensation Committee assesses our CEO’s actual compensation relative to the company’s performance. The following graph shows the relationship of our CEO’s total compensation (as reflected in the Summary Compensation Table on page 57), compared to our cumulative shareholder return over the last five fiscal years. As illustrated, the compensation of our CEO has generally tracked total shareholder return over this period.

To ensure management’s interests are aligned with those of shareholders and the performance of our company, a substantial portion of our CEOs’ compensation is at-risk and will vary above or below target levels commensurate with company performance. The chart below shows that approximately 85% of Mr. James’ 2013 compensation was performance-based and at-risk, with performance-based equity making up approximately 63% of his total compensation and performance-based short term incentive compensation making up approximately 22% of his total compensation.

SAY ON PAY RESULTS AND SHAREHOLDER ENGAGEMENT

At our 2013 Annual Meeting of Shareholders, 81% of the votes cast were in favor of the advisory vote to approve executive compensation. As part of the Say on Pay vote, members of our Compensation Committee engaged in discussions with many of the company’s largest shareholders about the company’s executive compensation program. The discussions resulted in, among other things, the waiver during 2013 by the NEOs of provisions in their Change in Control agreements that have come to be viewed unfavorably by many institutions. See further discussion in “2013 Compensation Decisions” below.

The Compensation Committee values shareholder feedback and, each year, takes the results of the Say-on-Pay vote into consideration as it makes compensation decisions.

2013 COMPENSATION DECISIONS

In light of changing market conditions for executive compensation and benefits, the Compensation Committee during 2013 made the following key compensation decisions:

•	No base salary increase for the CEO

•	Pension Plan frozen as of December 31, 2013

➢	Based on a review of prevailing benefit practices and in recognition that many similarly situated companies are transitioning to exclusive use of defined contribution plans, the company’s salaried defined benefit pension plan was amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015.

➢	The non-qualified supplemental executive retirement plan was also amended to freeze future accruals in the same manner.

•	In 2013, each NEO signed a written waiver removing from his CIC Agreement the following:

➢	single-trigger termination right, if applicable;

➢	inclusion of target long-term incentive value in the calculation of cash severance; and

➢	excise tax gross up

SUMMARY OF EXECUTIVE COMPENSATION PRACTICES

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

What We Do

•	Tie pay to performance by ensuring that a significant portion of NEO compensation is performance-based and at-risk

•	Provide CIC agreements to NEOs for retention and continuity in the case of a change in control

➢	In 2013, each NEO signed a written waiver removing from the CIC agreements the following:

•	Single trigger termination right, if applicable

•	Inclusion of long-term incentive value in the calculation of cash severance

•	Excise tax gross-ups

•	Provide only minimal perquisites

•	Maintain robust share ownership guidelines

•	Prohibit hedging transactions and short-sales by company management and directors

•	Use an independent compensation consultant who provides no other services to the company

•	Pay a substantial proportion of long-term, equity-based compensation in the form of performance shares

What We Don’t Do

•	No employment contracts (except a limited consulting agreement with Mr. McPherson that takes effect in the event of termination)

•	No payment of dividends on unearned PSUs

•	No repricing or buyouts of underwater stock options

EXECUTIVE COMPENSATION PROGRAM IN DETAIL

COMPENSATION PHILOSOPHY

The dedication and performance of our employees, including our NEOs, enables us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards.

Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts program design.

BENCHMARKING TOTAL COMPENSATION

On an annual basis, the Compensation Committee conducts a benchmarking study and analysis of total compensation paid to our CEO and other NEOs against a relevant composite group of companies (“peer group”).

Our Three Compensation Principles

Link a significant portion of compensation to performance.

We believe that compensation levels should reflect performance — both the performance of Vulcan and the performance of the recipient. This is accomplished by:

•    Motivating, recognizing, and rewarding individual excellence

•    Paying short-term cash bonuses based upon company financial performance and individual performance

•    Linking long-term compensation to our company’s stock performance through the use of Performance Share Units (PSUs) and Stock-Only Stock Appreciation Rights (SOSARs)

Maintain competitive compensation levels.

We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.

We seek to implement programs that will encourage NEOs to remain with us and to increase long-term shareholder value by providing competitive compensation and granting long-term equity-based awards each year.

Peer Group Development

The peer group is reviewed by our compensation consultant each year to ensure representation from organizations that generally are impacted by the same economic factors affecting Vulcan. Compensation data from the peer group companies is adjusted to eliminate distortions that may result from companies in the peer group being of differing sizes. Adjustments are made through the use of statistical regression analysis of total revenues for companies in the peer group, which is a common practice and used extensively in the compensation consulting industry. This technique develops the relationship between actual compensation and revenue levels for the peer group companies and enables us to estimate compensation levels appropriate for an organization of our size.

Our peer group is comprised of 20 companies from the following industries: Construction Materials; Building Products; Construction Equipment; Engineering and Construction; Forest Products; Coal Mining; Metals Mining; and Metals Producers/Manufacturers. Our peer group consists of the following companies:

•	Arch Coal Inc.
•	CONSOL Energy Inc.
•	Cummins Inc.
•	Danaher Corporation
•	Freeport-McMoran Copper & Gold
•	Granite Construction Inc.
•	Jacobs Engineering Group Inc.
•	Louisiana- Pacific Corporation
•	Martin Marietta Materials, Inc.
•	Masco Corporation
•	MeadWestvaco Corporation
•	Newmont Mining Corporation
•	Nucor Corporation
•	PPG Industries, Inc.
•	Peabody Energy Corporation
•	Sherwin-Williams Company
•	Stanley Black & Decker, Inc.
•	Texas Industries, Inc.
•	U.S. Steel Corporation
•	Weyerhaeuser Company

Use of Peer Group and Market Compensation Studies

The peer group compensation data, in combination with consideration of each NEO’s experience and performance, assists the Compensation Committee in making informed, market-based decisions regarding our executive pay program.

In an effort to provide an additional reference point for competitive pay, our compensation consultant conducts an executive market study (using survey data from Aon Hewitt and Towers Watson, two global consulting firms specializing in compensation practices) that compares our NEOs’ total compensation to that of similarly situated executives among U.S. manufacturing companies with revenues between $1 billion and $4.9 billion.

Using the peer group analysis and the Aon Hewitt and Towers Watson survey data, we seek to provide target compensation at a competitive level for each of the three elements: base salary, short-term cash bonus and long-term equity-based awards.

This analysis serves as a starting point for evaluating appropriate levels of base salary. We generally target base salaries at the 50th percentile of the market as determined by our analysis, which we believe is the appropriate level for ensuring the competitiveness of our compensation.

We set the target cash bonus opportunity for our NEOs at competitive market levels consistent with similarly situated executives in our size adjusted comparison group and in the compensation surveys. Corporate performance at target levels is intended to yield a bonus for each NEO at a level approximately equal to the median level indicated in the compensation study with respect to similarly situated executive officers.

We establish a standard percentage of each NEO’s base salary to be used as the targeted value of long-term awards to each NEO. The Compensation Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions in the market as determined by our competitive market analysis.

KEY PAY ELEMENTS

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 49 in the section “Elements of Compensation.”

* Restricted Stock Awards are also used infrequently as retention awards. In 2013, retention awards were granted to three of our NEOs as part of our ongoing succession planning process.

COMPENSATION DECISION PROCESS

Compensation Committee	Composed entirely of independent directors

•	Annually reviews and approves corporate goals and objectives relevant to CEO’s compensation
•	Reviews CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines CEO’s compensation
•	Presents CEO’s overall compensation package to the entire Board of Directors for ratification
•	Determines and sets base salary and short- and long-term incentives for NEOs, administers Executive Incentive Plan (EIP) and 2006 Omnibus Long-Term Incentive Plan (Omnibus Plan)
•	Makes regular reports to the board, including an annual report and the approval or disapproval of management’s recommendations for material changes in NEOs’ existing retirement and benefit plans

Compensation Committee’s Charter

The Compensation Committee administers our executive compensation program in accordance with our Compensation Committee Charter. The current charter is available at vulcanmaterials.com. On our website, select “Investor Relations,” then “Corporate Governance.” From there, you can visit our “Committees” page, which lists the composition of our board committees as well as their respective charters.

Independent Compensation Consultant	Compensation Strategies, Inc. (CSI)

In 2013, CSI:

•	Provided the Compensation Committee with observations on the competitiveness of our compensation programs with comparable companies
•	Provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs
•	Conducted a benchmarking market study and analysis of executive compensation practices to ensure that compensation programs are reasonable and competitive
•	Representatives of CSI attended 3 meetings of the Compensation Committee in 2013 and participated in 2 executive sessions of the Compensation Committee

About CSI

CSI is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. CSI does not provide any other services to the company. The Compensation Committee determined that CSI’s work as the Compensation Committee’s compensation consultant does not present any conflicts of interest.

In 2013, the company paid CSI $117,820 for executive compensation consulting services.

Management

•	Supports the Compensation Committee by making recommendations and providing analyses and meets with CSI to discuss compensation initiatives and competitive practices
•	The CEO is responsible for establishing annual performance goals for each of the NEOs
•	The CEO is responsible for conducting an annual performance evaluation of each of the NEOs against pre-established goals
•	Based on performance and competitive benchmarking reports, the CEO can make recommendations to the Compensation Committee for the compensation of the other NEOs

Our NEOs for 2013 and Their Tenures

Don James, 21 years                    Tom Hill, 24 years

Dan Sansone, 26 years                John McPherson, 2 years

Danny Shepherd, 31 years           Michael Mills, 23 years

THE ROLE OF INDIVIDUAL PERFORMANCE

In addition to the consideration of company performance and competitive market-based pay, the individual performance of each NEO is considered in determining his base salary and annual bonus. The Compensation Committee reviews a performance report for each NEO that is prepared by management. The performance of each NEO, including the CEO, is based primarily on how well the NEO achieves a set of pre-established goals during the year. The major accomplishments of the management team for 2013 are as follows:

•	Achieved EBITDA of $503 million, a $79 million improvement over prior year

•	Achieved all-time best safety and environmental performance

•	Took appropriate next steps toward senior management succession

•	Exceeded the $100 million profit improvement goal of the company’s Profit Enhancement Plan

•	Doubled the $500 million target for the Planned Asset Sale of non-core assets

Following are the notable accomplishments of each NEO in 2013.*

Don James, Chairman and Chief Executive Officer

Mr. James’ accomplishments during the year included:

•    With the Board of Directors, led the senior management succession process

•    Led the organization in exceeding goals both for the Profit Enhancement Plan and for Planned Asset Sales

•    Worked with the Board and senior management to focus and execute the company’s strategic plan, including the acquisition of quarries and reserves in key markets in California, Georgia, Texas and Virginia, withdrawal of capital from non-core assets and strengthening the company’s balance sheet

•    Led the company in significantly improving earnings per share, EBITDA and profit margins

Dan Sansone, Executive Vice President and Chief Financial Officer

Mr. Sansone’s accomplishments during the year included:

•    Successfully implemented remaining elements of company-wide systems platform and appropriate changes to the related IT and finance organizations

•    Restructured the company’s credit facility to reduce costs and reduce compliance burdens

•    Successfully supported the Profit Enhancement Plan and Planned Asset Sales initiatives

•    Developed a comprehensive plan for use of proceeds resulting from announced asset sales including a debt tender offer launched concurrent with recent asset sale announcements

Danny Shepherd, Executive Vice President and Chief Operating Officer

Mr. Shepherd’s accomplishments during the year included:

•    Managed operations to exceed targeted improvement in EBITDA

•    Managed operations to achieve the company’s record safety and environmental performance

•    Managed strategy development to achieve asset divestitures and swaps resulting in over $1 billion in cash proceeds over two years

•    Mentored and developed high potential senior managers in support of management succession plan needs

Tom Hill, Senior Vice President – South Region

Mr. Hill’s accomplishments during the year included:

•    Exceeded budgeted and prior year EBITDA performance in the South Region

•    Reduced South Region accident rate by 20%

•    Successfully integrated the Southern and Gulf Coast areas into the South Region

•    Made structural changes to the Florida concrete and cement businesses resulting in $20 million in improved earnings from prior year

•    Provided leadership in structuring the transaction which resulted in the sale of significant non-core concrete and cement assets in early 2014

John McPherson, Senior Vice President – East Region

Mr. McPherson’s accomplishments during the year included:

•    Exceeded budgeted and prior year EBITDA performance in the East Region

•    Maintained prior year accident rate and reduced both the lost time incident rate and the accident rate in the East Region ready mix business

•    Successfully integrated the prior Southeast and Mideast areas into an effective East Region management team

•    Provided leadership in structuring the transaction which resulted in the sale of an interest in a portion of our future production in Georgia generating over $150 million of cash

Michael Mills, Senior Vice President and General Counsel

Mr. Mills’ accomplishments during the year included:

•    Participated as a senior leader in the implementation of the company’s strategy, resulting in the structuring and negotiation of major transactions and supply agreements

•    Restructured the management of the company’s land assets

•    Led the company’s safety, health and environmental management committee to promote excellence in these areas and oversaw the achievement of record performance

•    Reduced the cost of providing legal support for the company

•    Led the initiatives to negotiate settlement of significant legal proceedings

*	All titles are as of December 31, 2013. Effective January 1, 2014, the new title of each applicable officer was as follows: Dan Sansone, Executive Vice President – Strategy; Danny Shepherd, Vice Chairman, Tom Hill, Executive Vice President and Chief Operating Officer; and John McPherson, Executive Vice President and Chief Financial Officer.

ELEMENTS OF COMPENSATION

Our elements of compensation, all of which are discussed in greater detail below, include:

•	Base salary

•	Short-term performance-based bonus

•	Long-term equity-based incentives

•	Benefits and perquisites

•	Change-in-control protections

•	Retirement and pension benefits

BASE SALARY

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent, and skilled executives.

The Compensation Committee uses the information and procedures described below to set base salaries tied to individual performance, contribution to business results, and market compensation comparisons. The Compensation Committee determines if base salary increases are appropriate for our NEOs after considering all of the following factors:

•	NEO’s performance relative to the pre-established goals and objectives in his areas of responsibility

•     NEO’s overall managerial effectiveness with respect to

      planning, personnel development, communications,

      regulatory compliance and similar matters

•     Competitive pay levels for similarly situated executives

      set forth in the compensation surveys and our

      comparison group, set forth on page 42

•     Marketplace trends in salary increases

•     NEO’s potential for future contributions to the

      organization, retention risks, fairness in view of our

      overall salary increases, and the ability of our company

      to pay the increased salaries

•     The economic environment and its impact on the

      company

Base salary changes

Four NEOs (Messrs. Sansone, Shepherd, Hill and McPherson) received base salary increases in 2013. Mr. Mills’ received an increase in base salary in November 2012 when he became SVP and General Counsel. Mr. James has not received a base salary increase since 2008.

We review annually the base salaries of the NEOs, and also at the time of a promotion or change in responsibilities.

The base salaries paid to our NEOs are set forth in the Summary Compensation Table on page 57 in the “Salary” column.

To further our goal of aligning the executives’ interests with those of our shareholders, we generally reward superior performance through our short-term cash bonus program and long-term equity-based incentives rather than through base salary.

SHORT-TERM PERFORMANCE-BASED BONUS

Our short-term cash bonus incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable, pre-established business results. We pay short-term incentives to our NEOs under the shareholder-approved Executive Incentive Plan (EIP) which is intended to yield cash bonus payments that constitute qualified performance-based compensation under Section 162(m) of the Code.

Meeting the Minimum Performance Threshold under the Executive Incentive Plan (EIP)

Why We’re Using EBITDA for Short-Term Incentives

In 2012, we transitioned from an Economic Profit metric to EBITDA as the financial metric for measuring short-term performance. Using EBITDA is more transparent and easier for our shareholders and incentive plan participants to understand. In addition, the metric reinforces the publicly announced goals of the company’s Profit Enhancement Plan which were framed around improvement in EBITDA.

In making the transition from EP to EBITDA, the EBITDA plan was calibrated to yield comparable bonus payments as would have been generated under the EP Plan for similar levels of performance.

In order for the NEOs to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. The minimum performance threshold is used only to determine an NEO’s eligibility for a bonus payment under the EIP. If the minimum performance threshold is met, the actual amount of bonus payable is calculated in accordance with the process described in “Determining Bonus Payable.” For 2013, the minimum threshold was either: (1) cash earnings in the amount of $200 million; or (2) EBITDA in the amount of $350 million. Company performance exceeded each of these established minimum thresholds.

If the Compensation Committee determines that either of the minimum performance thresholds are met, our NEOs may receive a bonus under the EIP, subject to the Compensation Committee’s discretion to adjust the bonus downward from the maximum bonus amount under the EIP. The Compensation Committee cannot exercise upward discretion. The EIP is being put forth for shareholder approval. See page 16.

Determining Bonus Payable

The Compensation Committee based 2013 performance goals for annual incentive bonuses on Adjusted EBITDA. The Adjusted EBITDA target was based on performance during the preceding three years, weighted most heavily on the most recent fiscal year. The Compensation Committee determined to pay cash bonuses for 2013 financial performance (as reflected in the table below) based on Adjusted EBITDA of $470 million, which was $98 million above the target amount of $372 million, and in consideration of gains on certain asset sales. (See Annex B for a reconciliation of non-GAAP financial measures to our results reported under GAAP).

Target and Actual Bonus

The table below shows for each NEO the target bonus expressed as a percentage of base salary, the maximum bonus payable under the EIP and the actual cash bonus paid to each NEO based on 2013 financial performance. The maximum bonuses payable, referenced in the table below, are established under the shareholder-approved EIP.

Name	Base Salary	Amount of “Target Bonus” Expressed as a Percentage of Base Salary	Maximum Bonus Per EIP [1]	Cash Bonus Paid for 2013 Performance
Don James	$1,250,000	100%	$5,000,000	$1,835,000
Dan Sansone	$556,000	75%	$1,668,000	$ 612,000
Danny Shepherd	$556,000	75%	$1,668,000	$ 612,000
Tom Hill	$400,000	60%	$960,000	$ 390,000
John McPherson	$463,500	60%	$1,112,000	$ 325,000
Michael Mills	$400,000	60%	$960,000	$ 352,000
[1] Per the shareholder-approved EIP, no payment may exceed $7,000,000 in any year to any participant. The amounts in this column equal the lesser of $7,000,000 or 4 times the target bonus.

LONG-TERM EQUITY INCENTIVES

Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our company, by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests

•	Motivate decision making that improves financial performance over the long-term

•	Recognize and reward superior financial performance of our company

•	Provide a retention element to our compensation program

•	Promote compliance with the stock ownership guidelines for executives

Based principally on data and analysis from the Compensation Consultant, the Compensation Committee establishes a “standard” long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when making long-term equity awards. The table below shows the standard percentages for each of our NEOs.

Standard Long-Term Award Expressed as a Percentage of Base Salary for 2013
Don James	250%
Dan Sansone	150%
Danny Shepherd	150%
Tom Hill	100%
John McPherson	100%
Michael Mills	100%

The Compensation Committee retains the discretion to deviate from these percentages in determining actual long-term incentive grants it makes each year to reflect our company’s past performance, based on total shareholder return (TSR) or other quantifiable financial measures deemed appropriate.

Our shareholder-approved long-term incentive plan, the 2006 Omnibus Plan, provides a variety of alternative forms of incentives that the Compensation Committee may use, at its discretion, for granting long-term incentives. These incentives include:

•	stock options

•	stock-only stock appreciation rights (SOSARs)

•	performance share units (PSUs)

•	restricted stock

In recent years, the Compensation Committee has used PSUs, SOSARs or a combination of both for annual equity incentive grants.

2013 Long-Term Incentive Grants

Annually at its February meeting, the Compensation Committee grants long-term incentive awards. Typically, additional equity-based incentive grants have been made to NEOs at other times during the year only upon hire or promotion. All such equity-based awards are priced on the date of grant.

In 2013, the Compensation Committee made the annual long-term incentive grant to the NEOs in the form of a combination of SOSARs and PSUs. PSU grants comprised 78% of the total value of the annual long-term incentive grants made to each NEO, while SOSARs comprised the remaining 22%. The number of equity-based awards granted is determined by valuing SOSARs and PSUs under valuation principles similar to generally accepted accounting principles (in the case of SOSARs, a Black-Scholes option pricing model and in the case of PSUs, a Monte Carlo simulation model). The Compensation Committee normally grants a number of equity-based awards that produces an award value on the date of the grant that approximates the 50th percentile level of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation Committee may make adjustments each year to the number of units granted.

In addition to the annual LTI grants made in February 2013, the Compensation Committee awarded Messrs. Hill, McPherson and Mills each with a retention grant of 20,000 restricted stock units (RSUs) in December 2013 to support the company’s management succession plan.

A summary of all long-term incentive grants made to NEOs in 2013 is as follows:

Name	2013 Annual Grants		Retention Grant of RSUs	Total LTI Grants
	SOSARs	PSU Units
Don James	73,000	73,000	0	146,000
Dan Sansone	14,500	14,600	0	29,100
Danny Shepherd	14,500	14,600	0	29,100
Tom Hill	7,000	7,000	20,000	34,000
John McPherson	8,100	8,100	20,000	36,200
Michael Mills	7,000	7,000	20,000	34,000

These awards are also reflected in the Summary Compensation Table on page 57 and the “Grants of Plan Based Awards” table on page 58.

2013 Long-Term Incentive Payments of Prior Grants

In February 2013, our NEOs received payment for PSUs that were granted in 2010 which vested on December 31, 2012 because the applicable performance criteria were satisfied. These PSUs were paid out at 77.3% of the amount of the original grant made in 2010. The PSU payment percentage, 77.3%, was based on the TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index.

Below is a table of the calculation of the PSUs actually paid.

Payment Calculation for PSUs Granted in 2010 Paid February 7, 2013
Executive	Units Granted in 2010	Percentage Payable	Units Payable
Don James	32,370	77.30%	25,022
Dan Sansone	6,530	77.30%	5,048
Danny Shepherd	6,030	77.30%	4,661
Tom Hill	2,410	77.30%	1,863
Michael Mills	2,730	77.30%	2,110

Note: Mr. McPherson was not an employee of the company at the time of the PSU grant in 2010.

In March 2013, payments were made for vested Deferred Stock Units (DSUs) from grants made in 2003, 2004 and 2005. The NEOs may elect to defer payment of the DSUs through the Executive Deferred Compensation Plan (EDCP). All DSU payments deferred into the EDCP must remain in company stock. All the NEOs who hold DSUs elected deferral until the year of their retirement, therefore such shares must be held until the sixth month following retirement.

STOCK OWNERSHIP GUIDELINES

In order to align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company. The guidelines are based on management’s and CSI’s assessment of market practice. The stock ownership requirements are higher for the CEO than for the other NEOs.

The table below shows the guidelines for the NEOs, expressed as a multiple of base salary.

Name	Multiple of Base Salary Ownership Guidelines
Don James	7x
Dan Sansone	4x
Danny Shepherd	5x
Tom Hill	5x
John McPherson	4x
Michael Mills	3x

Types of ownership counted toward the guidelines include the following:

•	direct holdings;

•	stock-based holdings in qualified retirement plans;

•	stock-based holdings in the deferred compensation and nonqualified supplemental benefit plans; and

•	indirect holdings, such as shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee.

The “in the money” value of vested stock options and SOSARs does not count toward the satisfaction of these guidelines. Annually, our CEO reviews compliance with the ownership guidelines and reports the results to the Compensation Committee. Messrs. James, Sansone and Shepherd, meet or exceed our ownership guidelines. Messrs. Hill, McPherson and Mills were recently promoted and have 5 years from the date of promotion to comply with applicable ownership requirements.

BENEFITS AND PERQUISITES

NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees including:

•	medical and dental benefits;

•	life, accidental death and disability insurance; and

•	pension and savings plans.

Our company pays 100% of the premiums for individual long-term disability policies that insure base salary and target bonus in excess of that insured under the group contract up to a limit of $500,000 covered compensation.

We provide company-owned cars to the NEOs for their use. Additionally, we pay for the insurance, maintenance and fuel for such vehicles. Executives reimburse our company for a portion of the expense associated with personal use of these vehicles. In addition, the value of personal mileage is charged to the NEO as imputed income. We also make the company-owned aircraft available to the CEO and other senior executives for business travel. The aircraft is available to the CEO and the other NEOs for personal use at the expense of the NEO. During 2013, the CEO’s spouse flew on the aircraft with him on one occasion in connection with a business meeting resulting in imputed income in the amount of $690. None of the other NEOs used company-owned aircraft for personal use. We do not provide other perquisites, such as country club memberships or financial planning services, to the NEOs.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.

CHANGE-IN-CONTROL PROTECTION AND POST TERMINATION AGREEMENTS

We do not have written employment agreements with executives. Instead, each of our NEOs has a change-in-control (CIC) severance agreement and equity award agreements that provide for severance payments and accelerated vesting or payment of equity-based incentive awards only if a CIC actually occurs. We provide such protections in order to provide for retention and continuity in order to minimize disruptions during a pending or anticipated CIC. For a detailed description of the change-in-control provisions, refer to “Payments upon Termination or Change-in-Control” on page 64.

During 2013, Messrs. James, Sansone, Shepherd, Mills and Hill waived their rights under their CIC agreements to the inclusion of target long-term incentive values in the calculation of cash severance and tax gross-ups with respect to excise taxes under Section 280G. Messrs. James and Sansone also waived their right to receive severance upon a voluntary termination of employment without good reason during a 30-day period following the first anniversary of a change-in-control (single-trigger). Agreements for Messrs. Shepherd, Hill, and Mills did not include such a provision. Mr. McPherson’s CIC agreement became effective in 2012 and does not include any of the provisions waived by the other NEOs.

In addition, Mr. McPherson is entitled to serve as a consultant pursuant to a springing consulting agreement in the event that Vulcan terminates his employment without cause or he terminates his employment for any reason prior to October 2015. In the event that Mr. McPherson’s employment is terminated under such circumstances, pursuant to the consulting agreement, Vulcan has agreed to retain him as a consultant for three years thereafter. Mr. McPherson would be expected to provide 400 hours of services annually for which he would be entitled to compensation at a rate of $43,300 per month. In connection with his services as a consultant, Mr. McPherson would be subject to covenants regarding the use of confidential information. Vulcan may terminate the consulting agreement for cause or if Mr. McPherson dies or becomes disabled.

RETIREMENT AND PENSION BENEFITS

Our company provides the following retirement and pension benefits to our NEOs:

Benefit	Background
Retirement Plan*	This pension plan covers all salaried employees of our company hired prior to July 15, 2007.
Supplemental Plan*	The Unfunded Supplemental Benefit Plan provides for benefits that are curtailed under the Retirement Plan and the 401(k) Plans due to Internal Revenue Service pay and benefit limitations for qualified plans. This Plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company.
Supplemental Executive Retirement Agreement (SERA)	Mr. James has a SERA, which was adopted in 2001 to provide a retention incentive. The effect of the SERA was to give Mr. James 1.2 years of service credit for every year he participates in the Retirement Income Plan and Unfunded Supplemental Benefit Plan. No additional service years have been credited under the SERA since February 2011.
401(k) Plan	This plan has two components; (1) an employee contribution feature with company matching, and (2) a profit-sharing feature.
A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement and Pension Benefits” on page 62.

* Important Pension Change

As of December 31, 2013, benefits under the Retirement Plan and the Supplemental Plan were frozen.

•	These plans were amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015.

CONSIDERING RISK, ACCOUNTING AND TAX CONSIDERATIONS

Our compensation programs are balanced, focused, and give considerable weight to the long-term performance of our company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation Committee retains the discretion to adjust compensation for quality of performance and adherence to our company’s values.

Based on the foregoing features of our compensation programs, the Compensation Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

In administering the compensation program for NEOs, the Compensation Committee considers the applicability of Section 162(m) of the Code, the consequences under financial accounting standards, the tax consequences in our analysis of total compensation and the mix of compensation elements, base, bonus and long-term incentives. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of one million dollars, unless the compensation qualifies as performance-based compensation within the meaning of the Code. To preserve the deductibility of compensation, we intend that bonus payments made according to the EIP and grants of long-term incentives under our Omnibus Plan are intended to qualify as “qualified performance-based compensation.” The Compensation Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Compensation Committee determines that, despite the tax consequences, those elements are in our company’s best interest to adopt.

WE CONSIDER THE TAX AND FINANCIAL ACCOUNTING IMPLICATIONS TO OUR COMPANY IN ALLOCATING AWARDS AMONG VARIOUS COMPENSATION VEHICLES AND SEEK TO PRESERVE THE TAX DEDUCTION FOR COMPENSATORY AWARDS. FOR EXAMPLE, WE DO NOT ISSUE INCENTIVE STOCK OPTIONS (ISOs), EVEN THOUGH ISOS PROVIDE POTENTIAL TAX ADVANTAGES TO THE RECIPIENT, BECAUSE OF THE NEGATIVE TAX AND ACCOUNTING CONSEQUENCES TO OUR COMPANY.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Donald B. Rice, Chair

H. Allen Franklin

James T. Prokopanko

Lee J. Styslinger, III

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs employed as of December 31, 2013:

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Donald M. James Chairman and Chief Executive Officer	2013 2012 2011		1,250,004 1,250,004 1,250,004	0 0 0	3,916,450 3,836,260 2,640,729	1,238,080 0 816,192	1,835,000 1,600,000 0	0 841,928 306,299	133,583 85,296 114,295	8,373,117 7,613,488 5,127,519
Daniel F. Sansone (5) Executive Vice President and Chief Financial Officer	2013 2012 2011		553,340 540,000 535,834	0 0 0	783,290 1,455,930 860,328	245,920 0 264,576	612,000 550,000 0	157,952 796,581 545,881	56,490 34,599 31,601	2,408,992 3,377,110 2,238,220
Danny R. Shepherd Executive Vice President and Chief Operating Officer	2013 2012 2011		553,340 540,000 519,334	0 0 0	783,290 1,455,930 820,498	245,920 0 253,334	612,000 550,000 0	184,642 599,172 546,110	55,215 32,799 32,681	2,434,407 3,177,901 2,171,957
J. Thomas Hill Senior Vice President - South Region	2013 2012 2011		391,674 350,004 330,837	0 0 0	1,462,550 471,444 227,031	118,720 0 69,888	390,000 259,000 125,000	0 445,249 250,062	93,783 72,838 101,918	2,456,727 1,598,535 1,104,736
John R. McPherson Senior Vice President - East Region	2013 2012 2011	(6)	461,250 450,000 64,773	0 0 0	1,521,565 610,104 441,440	137,376 0 3,334,391	325,000 360,000 0	0 0 0	53,190 21,383 240	2,498,381 1,441,487 3,840,844
Michael R. Mills Senior Vice President and General Counsel	2013 2012 2011		400,008 358,338 296,168	0 0 0	1,462,550 471,444 227,031	118,720 0 69,888	352,000 296,000 100,000	295,089 328,571 190,515	418,251 4,647 6,261	3,046,618 1,459,000 889,863
(1)	Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level the maximum number of shares payable and the estimated grant date value are 146,000 shares ($7,832,900) for Mr. James; 29,200 shares ($1,566,580) for Mr. Sansone; 29,200 shares ($1,566,580) for Mr. Shepherd; 14,000 shares ($751,100) for Mr. Hill; 16,200 shares ($869,130) for Mr. McPherson; 14,000 shares ($751,100) for Mr. Mills. In December 2013, Messrs. Hill, McPherson and Mills each received a retention grant of 20,000 Restricted Shares. For these Restricted Share awards, the fair value is estimated based primarily on the market value of the shares on the date of grant. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.

(2)	The Executive Incentive Plan (EIP) payments were made on March 14, 2014 for the previous year’s performance. See discussion of the EIP under heading “Compensation Discussion and Analysis” above.

(3)	Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to three primary factors which were: (1) aging (one year closer to retirement), (2) increase in the accrued benefit (service accrual) and (3) change in actuarial assumptions (change in interest rate from 3.05% to 3.80% and mortality table with generational improvement).

Name	Aging (one year closer to retirement) ($)	Increase in Accrued Benefit ($)	Change in Assumptions ($)	Total Change ($)
Don James (a)	(760,562)	11,163	(1,011,603)	(1,761,002)
Dan Sansone	165,644	232,181	(239,873)	157,952
Danny Shepherd	84,290	256,952	(156,600)	184,642
Tom Hill (a)	51,937	100,568	(198,849)	(46,344)
John McPherson (b)	0	0	0	0
Michael Mills	41,794	439,699	(186,404)	295,089
(a)	Mr. James and Mr. Hill’s actual change in the present value of the benefit is negative therefore zero is reported in the Summary Compensation Table.

(b)	Mr. McPherson was hired after 2007 and is not eligible to participate in the company’s defined benefit plan.

(4)	Includes qualified defined contribution plans contributions, company-paid life insurance premiums, deferred stock unit dividend equivalents granted in 2013 and personal use of company automobile, as set forth in the following table.

FOOTNOTE 4 BREAKOUT DETAIL OF ALL OTHER COMPENSATION

Name	Non-Qualified SERP Contributions ($)	Qualified 401(k) Contributions ($)	Company Paid Life Insurance Premiums ($)	DSU Dividend Equivalents ($)	Personal Use of Company Automobile ($)	Relocation Expenses ($)	Personal Use of Company Aircraft ($)	Total ($)
Don James	115,800	13,200	1,440	400	2,053	0	690	133,583
Dan Sansone	37,360	13,200	1,440	0	4,490	0	0	56,490
Danny Shepherd	37,414	13,200	1,440	50	3,111	0	0	55,215
Tom Hill	18,527	13,200	1,440	50	0	60,566	0	93,783
John McPherson	31,050	20,700	1,440	0	0	0	0	53,190
Michael Mills	17,640	10,200	1,440	0	1,167	387,804	0	418,251
(5)	Mr. Sansone served as Chief Financial Officer of the company until December 31, 2013.

(6)	Mr. McPherson was hired effective November 9, 2011.

The following table sets forth the grants of plan-based awards in 2013 to our NEOs:

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Don James	2/7/2013	0	1,250,000	5,000,000	0	73,000	146,000	0	73,000	55.41	5,154,530
Dan Sansone	2/7/2013	0	417,000	1,668,000	0	14,600	29,200	0	14,500	55.41	1,029,210
Danny Shepherd	2/7/2013	0	417,000	1,668,000	0	14,600	29,200	0	14,500	55.41	1,029,210
Tom Hill	2/7/2013	0	240,000	960,000	0	7,000	14,000	20,000	7,000	55.41	1,581,270
John McPherson	2/7/2013	0	278,000	1,112,000	0	8,100	16,200	20,000	8,100	55.41	1,658,941
Michael Mills	2/7/2013	0	240,000	960,000	0	7,000	14,000	20,000	7,000	55.41	1,581,270
(1)	Exercise price was determined using the closing price of our common stock on the grant date as required under the Omnibus Plan.

(2)	Amount represents the grant date fair values for the PSUs and RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value of $53.65 for the PSUs granted on 2/7/2013 was calculated using a Monte Carlo simulation model. The grant date fair value of $54.35 for the RSUs granted on 12/20/2013 was calculated by reducing the market value of the shares on the grant date by the present value of expected dividends over the vesting period. Fair value was calculated on the number of units granted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Certain information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each of the NEOs outstanding as of December 31, 2013 is set forth in the table below:

Name	OPTION AWARDS							STOCK AWARDS
	Option Grant Date	Number of Securities Underlying Unexercised Exercisable Options (#)		Number of Securities Underlying Unexercised Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (12) (#)		Market Value of Shares or Units of Stock That Have Not Vested (13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (14) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (13) ($)
Don James	2/10/2005	146,000		0		57.0950	2/10/2015
	12/8/2005	118,000		0		68.6300	12/8/2015
	1/24/2006	169,800		0		69.3100	1/24/2016
	2/8/2007	111,250		0		109.200	2/8/2017
	2/7/2008	75,000		0		70.6900	2/7/2018
	2/11/2010	121,200		0		43.0500	2/11/2020
	3/1/2011	16,350	(1)	32,700		43.6300	3/1/2021				66,300	(8)	3,939,546
	2/9/2012	0	(2)	0		0	n/a				83,000	(9)	4,931,860
	2/7/2013	0	(3)	73,000		55.4100	2/7/2023				73,000	(10)	4,337,660
Dan Sansone	2/12/2004	12,000		0		46.7600	2/12/2014
	2/10/2005	14,000		0		57.0950	2/10/2015
	5/13/2005	12,000		0		54.8350	5/13/2015
	12/8/2005	51,000		0		68.6300	12/8/2015
	2/8/2007	22,040		0		109.200	2/8/2017
	2/7/2008	15,590		0		70.6900	2/7/2018
	2/12/2009	48,410		0		47.4700	2/12/2019
	2/11/2010	25,200		0		43.0500	2/11/2020
	3/1/2011	10,600	(1)	10,600		43.6300	3/1/2021				21,600	(8)	1,283,472
	2/9/2012	0	(2)	0		0	n/a				31,500	(9)	1,871,730
	2/7/2013	0	(3)	14,500		55.4100	2/7/2023				14,600	(10)	867,532
Danny Shepherd	2/12/2004	0		0		46.7600	2/12/2014	866	(6)	51,458
	2/10/2005	11,000		0		57.0950	2/10/2015
	12/8/2005	22,000		0		68.6300	12/8/2015
	2/8/2007	19,560		0		109.200	2/8/2017
	2/7/2008	14,450		0		70.6900	2/7/2018
	2/12/2009	44,850		0		47.4700	2/12/2019
	2/11/2010	23,400		0		43.0500	2/11/2020
	3/1/2011	10,150	(1)	10,150		43.6300	3/1/2021				20,600	(8)	1,224,052
	2/9/2012	0	(2)	0		0	n/a				31,500	(9)	1,871,730
	2/7/2013	0	(3)	14,500		55.4100	2/7/2023				14,600	(10)	867,532
Tom Hill	2/12/2004	5,000		0		46.7600	2/12/2014
	2/10/2005	11,000		0		57.0950	2/10/2015	1,423	(7)	84,555
	12/8/2005	22,000		0		68.6300	12/8/2015
	2/8/2007	8,910		0		109.200	2/8/2017
	2/7/2008	5,760		0		70.6900	2/7/2018
	2/12/2009	18,570		0		47.4700	2/12/2019
	2/11/2010	9,300		0		43.0500	2/11/2020
	3/1/2011	2,800	(1)	2,800		43.6300	3/1/2021				5,700	(8)	338,694
	2/9/2012	0	(2)	0		0	n/a				10,200	(9)	606,084
	2/7/2013	0	(3)	7,000		55.4100	2/7/2023	20,000	(11)	1,188,400	7,000	(10)	415,940

Name	OPTION AWARDS							STOCK AWARDS
	Option Grant Date	Number of Securities Underlying Unexercised Exercisable Options (#)		Number of Securities Underlying Unexercised Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (12) (#)		Market Value of Shares or Units of Stock That Have Not Vested (13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (14) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (13) ($)
John McPherson	11/9/2011	288,544	(4)	67,056		29.0500	11/9/2021
	11/9/2011	7,650	(5)	7,650		29.0500	11/9/2021				15,500	(8)	921,010
	2/9/2012	0	(2)	0		0	n/a				13,200	(9)	784,344
	2/7/2013	0	(3)	8,100		55.4100	2/7/2023	20,000	(11)	1,188,400	8,100	(10)	481,302
Michael Mills	2/10/2005	4,900		0		57.0950	2/10/2015
	12/8/2005	8,880		0		68.6300	12/8/2015
	2/8/2007	8,910		0		109.200	2/8/2017
	2/7/2008	6,510		0		70.6900	2/7/2018
	2/12/2009	20,970		0		47.4700	2/12/2019
	2/11/2010	3,500		0		43.0500	2/11/2020
	3/1/2011	2,800	(1)	2,800		43.6300	3/1/2021				5,700	(8)	338,694
	2/9/2012	0	(2)	0		0	n/a				10,200	(9)	606,084
	2/7/2013	0	(3)	7,000		55.4100	2/7/2023	20,000	(11)	1,188,400	7,000	(10)	415,940

Options in footnotes 1, 3, and 5 vest at a rate of 25% per year in years 1 — 4.

(1)	Options with vesting dates 3/1/12, 3/1/13, 3/1/14, and 3/1/15.

(2)	No Options were granted in 2012.

(3)	Options with vesting dates 2/7/14, 2/7/15, 2/7/16, and 2/7/17.

(4)	Options vest 40% on 12/31/2011 with the remainder vesting 1/35th per month beginning on 1/9/2012. The final vesting date is 11/9/2014.

(5)	Options with vesting dates 11/9/12, 11/9/13, 11/9/14, and 11/9/15.

DSUs in footnotes 6 and 7 vest at the rate of 20% on each annual vesting date beginning on the sixth anniversary of the date of grant.

(6)	DSUs with vesting dates of 3/1/10, 3/1/11, 3/1/12, 3/1/13, and 3/1/14.

(7)	DSUs with vesting dates of 3/1/11, 3/1/12, 3/1/13, 3/1/14, and 3/1/15.

PSUs in footnotes 8, 9, and 10 cliff vest 100% after a four-year performance period.

(8)	PSUs with vesting date of 12/31/14.

(9)	PSUs with vesting date of 12/31/15.

(10)	PSUs with vesting date of 12/31/16.

(11)	Restricted Stock Units cliff vest 100% after a four-year period, with a vesting date of 12/20/2017.

(12)	DSUs include dividend equivalents through 12/31/13.

(13)	Based on closing price of our common stock on the New York Stock Exchange on December 31, 2013, $59.42.

(14)	Vested PSUs adjusted for company performance through 12/31/2013. Unvested PSUs reported at target.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and average annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 100% of annual cash bonus and, beginning in 2007, up to 100% (net of FICA and any applicable local taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from our company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change in control of our company, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU and DSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock and an equal number of shares of our common stock will be deposited by our company into the rabbi trust. Deferrals of long-term incentive compensation payments are also invested in phantom stock of our company and may not be reallocated to an alternative investment option while in the plan.

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan.

NONQUALIFIED DEFERRED COMPENSATION PLAN
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (1) ($)
Don James	1,881,457	0	2,190,498	0	17,729,123
Dan Sansone	56,006	0	347,575	(223,377)	2,506,135
Danny Shepherd	86,615	0	141,019	0	1,135,679
Tom Hill	41,698	0	139,939	0	926,744
John McPherson	0	0	0	0	0
Michael Mills	0	0	0	(94,810)	0
(1)	Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and DSU deferrals are included as compensation in the year of the grant. Above- market earnings are not reported as our company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2013, for each of the NEOs on an aggregate basis is set forth in the table below.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Don James	130,000	1,432,600	35,613	1,947,937
Dan Sansone	0	0	6,183	341,798
Danny Shepherd	10,000	110,200	6,417	351,773
Tom Hill	5,000	63,808	2,697	147,355
John McPherson	0	0	0	0
Michael Mills	3,300	26,552	2,607	144,021
(1)	Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.

(2)	Represents the payment of Deferred Stock Units (DSUs) and the Performance Share Units (PSUs). Both DSUs and PSUs were paid 100% in stock.

(3)	Calculated by multiplying the number of units vested by the high/low average price of our common stock on the vesting date for DSUs and by the closing price of our common stock for PSUs.

RETIREMENT AND PENSION BENEFITS

Generally most full-time salaried employees of our company that were hired prior to July 15, 2007, including all of the NEOs except Mr. McPherson, participate in our company’s pension plans. Our NEOs are also eligible for supplemental retirement programs, as described below. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

The following table provides for each NEO the number of years of credited service and the present value of accumulated benefits as of December 31, 2013 under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Don James	Retirement Income Plan	21		1,136,530	0
	Supplemental Benefit Plan	18 2/12		12,416,413	0
	Supp. Executive Retirement Agreement	21 10/12	(2)	15,957,005	0
Dan Sansone	Retirement Income Plan	25 10/12		1,369,619	0
	Supplemental Benefit Plan	25 10/12		3,952,257	0
Danny Shepherd	Retirement Income Plan	30 8/12		1,652,371	0
	Supplemental Benefit Plan	30 8/12		2,601,629	0
Tom Hill	Retirement Income Plan	23 3/12		931,754	0
	Supplemental Benefit Plan	23 3/12		931,304	0
John McPherson	Retirement Income Plan	n/a		n/a	0
	Supplemental Benefit Plan	n/a		n/a	0
Michael Mills	Retirement Income Plan	22 9/12		866,048	0
	Supplemental Benefit Plan	22 9/12		766,100	0
(1)	The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation — Retirement Benefits” (formerly SFAS No. 87), assumptions as of 12/31/2013 were used to determine the present values:

(i)	discount rate of 3.80%;

(ii)	mortality based on the RP-2000 Combined Healthy Mortality Table with generational improvement with Scale BB-2D;

(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2014 IRS Mortality Table;

(iv)	Supplemental Executive Retirement Agreement and Supplemental Benefit Plan benefits assumed to be paid as a 10 Year Term Certain Annuity; and

(v)	for the Retirement Income Plan, 40% of the 12/31/2000 benefit assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

(2)	This represents additional years of service credited to Mr. James in prior years under the SERA. Mr. James will not receive additional years of credit under the SERA in future years. The total value of this SERA is represented in the column “Present Value of Accumulated Benefit.”

Retirement Income Plan

The Retirement Income Plan for Salaried Employees (Retirement Plan) provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. Employees hired after July 15, 2007 are covered under a 401(k) Plan that includes company matching of employee contributions and an annual discretionary company contribution to all eligible participants. In 2013, the Retirement Plan was amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015.

The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday. The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and any awards under the EIP, as reflected in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table. Under Section 415 of the Code, the maximum annual benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2013 is $205,000. In addition, Section 401 of the Code limits the amount of a participant’s compensation that may be taken into account under the Plan to $255,000. These dollar limits are subject to cost of living adjustments.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of final average earnings per year of service accrued prior to age 45, plus 1.2% of final average earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.

A participant must have either five years of vested service (as defined in the Retirement Plan) or be at least age 55 with one year of service, to be vested and eligible for a benefit. The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Retirement Plan also permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2001. The optional forms of payment are subject to actuarial adjustment.

Unfunded Supplemental Benefit Plan

The Unfunded Supplemental Benefit Plan for Salaried Employees (Supplemental Plan) enables our company to pay any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations. In 2013, the Supplemental Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Retirement Plan.

The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a CIC event (as defined in the Supplemental Plan).

The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows. Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan. New participants in the Supplemental Benefit Plan on or after January 1, 2007 automatically receive their supplemental pension benefits in the form of installment payments over a period of 10 years and have no other payment options.

Supplemental Executive Retirement Agreement

Mr. James is entitled to benefits under a Supplemental Executive Retirement Agreement (SERA), which provides for additional retirement benefits based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA, the Retirement Plan and the Supplemental Plan is 40 years. The SERA is an unfunded, noncontributory defined benefit plan and also is considered to be a general obligation of the company.

The SERA was established in 2001 as an additional retention incentive for the CEO. This program supplements the monthly retirement benefits Mr. James could receive under the Retirement Plan and the Supplemental Plan. Mr. James ceased accruing benefits under this Plan in 2011.

Eligibility for Early Retirement

As of December 31, 2013, the following NEOs were eligible for early retirement under the following plans. Eligible under the Retirement Plan and the Supplemental Plan are Don James, Dan Sansone, and Danny Shepherd. Mr.  James was also eligible for early retirement under the SERA.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the NEOs under different termination and change-in-control (CIC) events. The estimated payments would be made under the terms of our company’s compensation and benefits programs or the CIC severance agreements with each of the NEOs. The amount of potential payments is calculated as if the different events occurred as of December 31, 2013 and assumes that the price of our company’s common stock is the closing market price as of December 31, 2013.

Description of Termination and Change-In-Control Events

The following charts list different types of termination and CIC events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to the NEOs under their CIC agreements. Since Mr. James and Mr. Sansone waived their rights to the 30-day window provision in 2013 (single trigger), no payments are made under the CIC agreements unless, within two years of the CIC, the officer is involuntarily terminated or he voluntarily terminates for good reason (as described below).

Termination Events

•	Retirement or Retirement Eligible — Termination of a NEO who is at least 55 years old and has at least one year of credited service.

•	Involuntary Termination without Cause — Termination by our company of a NEO who is not retirement eligible.

•	Resignation — Voluntary termination by a NEO who is not retirement eligible.

•	Death or Disability — Termination of a NEO due to death or disability.

•	Involuntary Termination for Cause — Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.

The following chart describes the treatment of different pay and benefit elements in connection with these termination events:

Termination Pay and Benefits Programs

PROGRAM	RETIREMENT/ RETIREMENT ELIGIBLE	INVOLUNTARY TERMINATION NOT FOR CAUSE	RESIGNATION	DEATH OR DISABILITY	INVOLUNTARY TERMINATION FOR CAUSE
Pension: • Retirement Plan • Supplemental Plan • SERA	Participant may commence benefit payment	Participant is considered Terminated Vested	Participant is considered Terminated Vested	Spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested depending on age

Executive Deferred Compensation	Payment commences the year after retirement in the form elected	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

EIP	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	Eligible to receive full payment	No payment

Stock Options/SOSARs	Full term to exercise vested options; if 62 or older, non-vested options continue to vest; noncompetition agreement may be required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise.	Forfeit all, vested and non-vested

DSUs	If age 62 or older, vesting is accelerated; otherwise forfeit non-vested DSUs	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated on a pro-rata basis	Non-vested are forfeited

PSUs	If age 62 or older vesting is accelerated, otherwise prorata vesting	Non-vested are forfeited	Non-vested are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

RSUs	Non-vested units are forfeited	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Non-vested units are forfeited

401(k) Plan	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1⁄2

Supplemental Plan (Defined Contribution)	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1⁄2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if age + years of service equals at least 70	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	Under age 55, 3 months spousal extension, then COBRA; over age 55, same as retiree	Under age 55, same as resignation; over age 55, same as retiree

CIC-Related Events

•	A CIC occurs under certain of our company’s compensation plans upon:

(i)	acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

(iii)	acquisition by a person or group during a 12-month period of assets from our company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

•	For purposes of our CIC agreements and certain of our other compensation plans, a CIC is defined as: (a) the acquisition by a person or group of 20% or more of the then outstanding common stock or voting securities of our company; or (b) a change in the majority of members of the Board of Directors; or (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 60% of the outstanding common stock following the business combination or sale.

•	Involuntary CIC Termination or Voluntary CIC Termination for Good Reason — Employment is terminated within two years of a CIC, other than for cause, or the employee voluntarily terminates for Good Reason.

“Good reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.

The following table describes treatment of payments under pay and benefit programs upon a CIC, and upon a termination (voluntary or involuntary) upon a CIC.

Change-in-Control (CIC) Pay and Benefits Programs

PLAN OR PROGRAM	CIC	CIC with Termination (other than cause)
Pension: • Retirement Plan • Supplemental Plan • SERA	No payment to NEOs solely upon the CIC	Service ceases except to the extent that additional service is provided under the terms of the CIC agreements
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs	The amount paid will be equal to the greater of (A) the average bonus during the three preceding years, (B) the target bonus, or (C) the bonus determined under the Plan for the year in which the CIC occurs
Stock Options/SOSARs	Immediately deemed fully vested and exercisable; remaining term to exercise	Immediately deemed fully vested and exercisable; remaining term to exercise
DSUs	All immediately deemed non-forfeitable; pay on 90th day following the CIC	All immediately deemed non-forfeitable; pay on 90th day following the CIC
PSUs	Vesting is accelerated; pay within 2 1⁄2 months after end of the year in which the CIC occurs	Vesting is accelerated; pay within 2 1⁄2 months after end of the year in which the CIC occurs
RSUs	All immediately deemed non-forfeitable; pay within 90 days following the CIC	All immediately deemed non-forfeitable; pay within 90 days following the CIC
401(k) Plan	No payment to the NEOs solely upon the CIC	Service ceases except to the extent that additional service is provided under the terms of the CIC Agreements. Participant is entitled to distribution
Supplemental Plan (Defined Contribution)	No payment to the NEOs solely upon the CIC	Participant entitled to distribution
Severance Benefits	No payment to the NEOs solely upon the CIC	For all NEOs, payment is 3 times the NEO’s annual base salary, and short-term bonus.

Health Benefits	No payment to the NEOs solely upon the CIC	3 year coverage extension provided under the terms of the CIC agreements

Potential Payments

This section describes and estimates payments that would have become payable to the NEOs upon a termination or change-in-control as of December 31, 2013.

Pension Benefits

The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2013 under the Retirement Plan, the Supplemental Plan, and the SERA are itemized in the chart set forth below. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a CIC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Pension Benefits Table. Mr. James, Mr. Sansone and Mr. Shepherd were retirement eligible on

December 31, 2013. The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible following December 31, 2013, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEOs life, except for the value of CIC enhanced benefits which would be paid in a lump sum.

Pension Benefits Table

Name		Retirement (Monthly Payments) ($)	Resignation or Involuntary Retirement (monthly payments) ($)	Death (monthly payments to a spouse) ($)	CIC (Value of Enhanced Benefits) (1) ($)
Don James	Retirement Plan	6,872	Same as Retirement	4,467	0
	Supplemental Plan	98,846	Same as Retirement	62,950	0
	SERA	124,462	Same as Retirement	80,900	0
	Defined Contribution	0	None	0	387,001
Dan Sansone	Retirement Plan	7,949	Same as Retirement	4,926	0
	Supplemental Plan	29,416	Same as Retirement	18,228	1,153,512
	Defined Contribution	0	None	0	151,681
Danny Shepherd	Retirement Plan	9,301	Same as Retirement	6,046	0
	Supplemental Plan	18,888	Same as Retirement	12,277	529,445
	Defined Contribution	0	None	0	151,841
Tom Hill	Retirement Plan	6,845	Terminated Vested (3)	n/a	0
	Supplemental Plan	8,861	Terminated Vested (3)	n/a	1,024,405
	Defined Contribution	0	None	0	95,181
John McPherson	Retirement Plan	n/a	n/a (2)	n/a	n/a
	Supplemental Plan	n/a	n/a (2)	n/a	n/a
	Defined Contribution	0	None	0	155,250
Michael Mills	Retirement Plan	6,643	Terminated Vested (3)	n/a	0
	Supplemental Plan	7,589	Terminated Vested (3)	n/a	794,831
	Defined Contribution	0	None	0	83,521
(1)	Value of retirement and defined contribution enhancements is payable in a lump sum in the event of a CIC. In accordance with CIC agreements, lump-sum values for the Supplemental Plan pension benefits are based upon credit as if the employee worked for three additional years and received the compensation required to be paid under the CIC agreement for each NEO, except for Mr. James, who would receive no additional pension service as he has accrued the maximum service under the pension plans. Pension values reflected above are valued in accordance with the footnotes to the Retirement and Pension Benefits Table. The defined contribution amounts represent three years of company matching contributions for each executive.

(2)	Participation in the Retirement Plan was frozen in 2007. Therefore, Mr. McPherson is not eligible to participate in that Plan.

(3)	Eligible for reduced payments as early as age 55 and unreduced payments at age 65.

Deferred Stock Units (DSUs)

The chart below shows the number of DSUs for which vesting would be accelerated under certain events.

	RETIREMENT		CIC (WITH OR WITHOUT TERMINATION)
Name	Number of Deferred Stock Units with Accelerated Vesting	Total Number of Deferred Stock Units Following Accelerated Vesting	Number of Deferred Stock Units with Accelerated Vesting	Total Number of Deferred Stock Units Following Accelerated Vesting
Don James	0	0	0	0
Dan Sansone	0	0	0	0
Danny Shepherd	866	866	866	866
Tom Hill	0	0	1,423	1,423
John McPherson	0	0	0	0
Michael Mills	0	0	0	0

Performance Share Units (PSUs)

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2013.

	RETIREMENT		CIC (WITH OR WITHOUT TERMINATION)
Name	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting
Don James	444,600	444,600	444,600	444,600
Dan Sansone	71,200	71,200	135,400	135,400
Danny Shepherd	133,400	133,400	133,400	133,400
Tom Hill	0	0	45,800	45,800
John McPherson	0	0	73,600	73,600
Michael Mills	0	0	45,800	45,800

Stock Options and SOSARs

Stock options and SOSARs would be treated as described in the termination and CIC charts above. The chart below shows the number of stock options for which vesting would be accelerated under certain events.

	RETIREMENT		CIC (WITH OR WITHOUT TERMINATION)
Name	Number of Options with Accelerated Vesting	Total Number of Options Following Accelerated Vesting	Number of Options with Accelerated Vesting	Total Number of Options Following Accelerated Vesting
Don James	105,700	863,300	105,700	863,300
Dan Sansone	8,925	219,765	25,100	235,940
Danny Shepherd	24,650	170,060	24,650	170,060
Tom Hill	0	83,340	9,800	93,140
John McPherson	0	296,194	82,806	379,000
Michael Mills	0	56,470	9,800	66,270

Restricted Stock Units (RSUs)

The chart below shows the number of RSUs for which vesting would be accelerated under certain events.

	RETIREMENT		CIC (WITH OR WITHOUT TERMINATION)
Name	Number of Deferred Stock Units with Accelerated Vesting	Total Number of Deferred Stock Units Following Accelerated Vesting	Number of Deferred Stock Units with Accelerated Vesting	Total Number of Deferred Stock Units Following Accelerated Vesting
Don James	0	0	0	0
Dan Sansone	0	0	0	0
Danny Shepherd	0	0	0	0
Tom Hill	0	0	20,000	20,000
John McPherson	0	0	20,000	20,000
Michael Mills	0	0	20,000	20,000

Executive Deferred Compensation Plan

The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the termination events and CIC-Related Events chart above. There is no enhancement or acceleration of payments under these plans associated with termination or CIC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.

Health Benefits

Because Messrs. James, Sansone and Shepherd met the age and service eligibility requirement for health care benefits provided to early retirees, there is no incremental payment associated with the termination or CIC events. Messrs Hill, McPherson and Mills did not meet the eligibility requirement; therefore, their incremental costs for health benefits would be approximately $63,321 each.

Severance Benefits

Our company has previously entered into individual CIC agreements with each of our NEOs. In addition to the treatment of the benefits described above, our NEOs are entitled to a cash severance benefit, if within two years of a CIC their employment is involuntarily terminated, without cause, or they voluntarily resign for good reason. These claims are subject to standard release and waiver of claims requirements.

The CIC severance payment is three times each NEO’s base annual salary, and short-term bonus, as defined in their CIC agreements (as amended by waiver letters executed in 2013). Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three years following termination. The CIC agreements and waiver letters result in all NEOs having a double trigger termination right (requiring both a CIC and a qualifying termination of employment in order to receive CIC severance payments), and no 280G tax gross-up benefits. In addition, each CIC agreement provides for the payment of a pro-rata short-term bonus for the year of termination. The Compensation Committee has determined that any new CIC agreements that may be executed during 2014 will include a double trigger, as defined above, for payment of severance amounts, and will not include the long-term incentive value in the severance calculation or tax gross-ups.

The table below reflects an estimate of the severance payments that would be made to our NEOs if they were terminated as of December 31, 2013 in connection with a CIC.

Name	Severance Multiple ($)	2013 Base Salary ($)	Greater of 3-Year Avg or Target Bonus ($)	LTI Target ($)	Total Cash Severance Payments ($)	Pro-rata Bonus ($)	Cash Severance Amount (1) ($)
Don James	3	1,250,000	1,250,000	N/A	7,500,000	1,250,000	8,750,000
Dan Sansone	3	556,000	417,000	N/A	2,919,000	417,000	3,336,000
Danny Shepherd	3	556,000	417,000	N/A	2,919,000	417,000	3,336,000
Tom Hill	3	400,000	240,000	N/A	1,920,000	240,000	2,160,000
John McPherson	3	463,500	278,100	N/A	2,224,800	278,100	2,502,900
Michael Mills	3	400,000	240,000	N/A	1,920,000	240,000	2,160,000
(1)	These amounts represent cash severance payments to be paid to the NEOs in the event of a CIC and do not include the value of other CIC benefits.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, our company considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified Board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under a deferred compensation plan are included in calculating the director’s ownership.

CASH COMPENSATION PAID TO BOARD MEMBERS. Members of the Board who are not employees of our company are paid a retainer of $45,000 per year, plus the following fees:

•	$ 5,000 Board meeting fee for in-person attendance;

•	$ 3,000 Committee meeting fee for in-person attendance;

•	$ 1,500 Board and committee fees for telephonic meetings or actions by written consent;

•	$ 20,000 Audit Committee chair retainer fee;

•	$ 10,000 Compensation Committee chair retainer fee;

•	$ 5,000 Retainer fee for all other committee chairs; and

•	$ 1,500 Lead Director fee per meeting.

DEFERRED COMPENSATION PLAN. We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either: (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equivalent to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change of Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

DEFERRED STOCK UNITS. Equity-based grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

In June 2013, 1,650 DSUs were granted to each non-management director pursuant to the Omnibus Plan, which was approved by our shareholders in 2006. These units become nonforfeitable on the third anniversary of the grant; however, payment is deferred until the director ceases to serve on the Board or a CIC occurs. The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire when the non-management director ceases to be a director because of retirement (age 70 or above), death, disability or a CIC. However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in shares of our common stock when the restrictions expire.

In prior years, grants to our directors were made under the Restricted Stock Plan for Non-employee Directors or the Deferred Stock Plan for Non-employee Directors. No further grants will be made under either of these plans.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Phillip W. Farmer	104,500	90,107	0	0	0	541	195,147
H. Allen Franklin	91,500	90,107	0	0	0	730	182,237
O.B. Grayson Hall, Jr. (4)	0	0	0	0	0	0	0
Ann McLaughlin Korologos	97,500	90,107	0	0	0	454	188,061
Douglas J. McGregor	103,500	90,107	0	0	0	632	194,238
Richard T. O’Brien	112,500	90,107	0	0	0	388	202,994
James T. Prokopanko	95,500	90,107	0	0	0	305	185,915
Donald B. Rice	110,000	90,107	0	0	0	632	200,738
Lee J. Styslinger (5)	80,000	90,107	0	0	0	50	170,156
Vincent J. Trosino	97,000	90,107	0	0	0	541	187,647
Kathleen Wilson-Thompson	89,500	90,107	0	0	0	305	179,912
(1)	Donald M. James, CEO and Chairman of the Board, is not included in this table as he is an employee of our company and receives no additional compensation for his service as a director. Mr. James’ compensation is shown in the Summary Compensation Table on page 57.

(2)	This column represents the accounting expense for the awards granted in 2013; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to the rules of the SEC, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For DSUs, the fair value is estimated on the date of grant based on the closing market price of our stock on the grant date. At December 31, 2013, the aggregate number of restricted stock units and DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED RSUs AND DSUs

Name	Units
Phillip W. Farmer	13,936
H. Allen Franklin	18,779
O.B. Grayson Hall, Jr. (4)	0
Ann McLaughlin Korologos	11,654
Douglas J. McGregor	16,217
Richard T. O’Brien	10,106
James T. Prokopanko	8,043
Donald B. Rice	16,217
Lee J. Styslinger	1,651
Vincent J. Trosino	13,936
Kathleen Wilson-Thompson	8,043

(3)	None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2013 by our directors for restricted stock, deferred stock and DSUs which earn dividend equivalents.

(4)	Mr. Hall was first elected to the Board in March 2014.

(5)	Mr. Styslinger was first elected to the Board in March 2013.

GENERAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2013, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2013 all reports were filed in a timely manner, except, one Form 4 for Mr. Clement was filed late due to a reporting error from our service provider.

SHAREHOLDER PROPOSALS FOR 2014

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting, a shareholder’s proposal must be received by us at our principal office no later than November 29, 2014. Proposals should be addressed to Jerry F. Perkins Jr., Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2015 proxy statement. If a shareholder desires to bring a matter before our Annual Meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our by-laws. Our by-laws provide generally that shareholder proposals and director nominations to be considered at an Annual Meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting or between January 10, 2015 and February 8, 2015. However, in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our by-laws dealing with shareholder proposals and nominations of directors.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan’s intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to intended asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; risks that changes in Vulcan’s effective tax rate made adversely impact results; risks associated with Vulcan’s reliance on information technology infrastructure for its ticketing, procurement, financial statements and other processes that could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties; the impact of the state of the global economy on Vulcan’s business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan’s below investment grade debt rating on Vulcan’s cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. Vulcan notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. Vulcan is not waiving any other defenses that may be available under applicable law.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS, JR.

Secretary

1200 Urban Center Drive

Birmingham, Alabama 35242

March 28, 2014

ANNEX A: EXECUTIVE INCENTIVE PLAN

VULCAN MATERIALS COMPANY

2009 EXECUTIVE INCENTIVE PLAN

Effective January 1, 2009

1.	Name; Effective Time

The name of this plan is the Vulcan Materials Company 2009 Executive Incentive Plan. The Plan replaces in its entirety the Vulcan Materials Executive Incentive Plan. The Plan is effective, subject to approval by the Company’s stockholders, for fiscal years of the Company commencing on and after January 1, 2009.

2.	Purpose

The purpose of the Plan is to advance and promote the interests of the Company and its shareholders by providing tax deductible performance-based incentives to certain senior executives of the Company who contribute to the operating progress and earning power of the Company by achieving financial and non-financial objectives.

3.	Administration

The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Target Bonuses for Participants, (iv) to establish Performance Goals upon achievement of which the Target Bonuses will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any bonus shall be final.

4.	Eligibility for Participation

a.	Eligibility: Only Covered Employees may be designated as Participants under the Plan.

b.	Participants: No person shall be entitled to any bonus under the Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year.

c.	Employment Requirement: A Participant who is otherwise eligible for a bonus under the Plan for a particular Plan Year shall not be eligible for a bonus under the Plan unless such Participant is an employee of the Company on the last day of such Plan Year; provided that a Participant who is otherwise eligible for a bonus under the Plan for a particular Plan Year and who terminates employment with the Company during that Plan Year by reason of his or her death, disability, or retirement may, in the discretion of the Committee, be eligible for a prorated bonus. Notwithstanding the foregoing, any pro-rata bonus that the Committee in its sole and absolute discretion may make to a Covered Employee upon a circumstance that is not death, disability or a Change-in-Control, shall be based on the attainment of the pre-established Performance Goals designated for the applicable performance period under Section 6.

a.	Eligibility: Only Covered Employees may be designated as Participants under the Plan.

5.	Basis of Bonuses

a.	Performance Goals: The Committee shall establish measures, which may include financial and nonfinancial objectives (“Performance Goals”) for the Company or business segments of the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as may be permitted by the regulations issued under Section 162(m) of the Code, and to the extent that bonuses are paid to Covered Employees, the performance criteria to be used shall be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: economic profit; cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; cash earnings per share, diluted or basic; cash earnings from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; cash earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on investment; return on capital; return on committed capital; return on invested capital; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; stock price; customer satisfaction; employee satisfaction; and total shareholder return.

b.	Adjustment of Performance Goals: Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. The Committee shall specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any bonus as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

c.	Performance Goals Related to More than One Segment of the Company: Bonuses may be based on performance against objectives for more than one segment of the Company. For example, bonuses for corporate management may be based on overall corporate performance against objectives, but bonuses for Participants employed in a business segment may be based on a combination of corporate, segment and sub-segment performance against objectives.

d.	Individual Performance: Subject to the limitations set forth in Section 6, individual performance of each Participant may be measured and used in determining bonuses under the Plan.

6.	Procedures Applicable to Bonuses

a.

Section 162(m): It is the intent of the Company that Bonuses made to persons who are Covered Employees within the meaning of Section 162(m) of the Code shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. However, the Change-in-Control payments authorized under Section 8 shall be made without regard to whether the payments satisfy the requirements of Section 162(m) of the Code. If any other provision of the Plan or a Bonus is intended to but does not comply with, or is inconsistent with, the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

b.	No Discretion to Modify Bonuses: Bonuses under the Plan shall be subject to pre-established Performance Goals as set forth in this Section 6. The Committee shall not have discretion to modify the terms of bonuses to such Participants except as specifically set forth in this Section 6.

c.	Establishment of Bonuses: At the beginning of a Plan Year, the Committee shall establish a Maximum Bonus for each Participant, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m) of the Code.

d.	Committee Certification for Payment of Bonuses: The Performance Goals established by the Committee shall be based on one or more of the criteria set forth in paragraph 5.a above. Provided that the minimum Performance Goals are satisfied, and upon written certification by the Committee that the Performance Goals have been satisfied, payment of the bonus up to the Maximum Bonus shall be made as soon as reasonably practicable after the Payment Date. The Committee may, in its sole discretion, reduce or eliminate the payment to be made. In exercising its downward discretion, the Committee may base its determination upon a pre-established objective formula or standard or such other financial or non-financial factors as the Committee may determine. The application of the Committee’s discretion will determine whether the Participant’s bonus for the Plan Year is greater than (up to the Maximum Bonus), equal to or less than the Participant’s Target Bonus.

e.	Limitation on Maximum Bonus: Notwithstanding any other provision of the Plan, the Maximum Bonus payable to any Participant for any Plan Year shall not exceed $7,000,000.

7.	Payment of Bonuses

a.	Timing: Each Bonus payable under the Plan shall be paid no later than two and one-half months after the close of the Plan Year for which such bonus is payable. Bonuses shall be paid in cash and in accordance with such conditions as the Committee may in accordance with the Plan prescribe.

b.	Taxation: The amount of each payment of a Bonus shall, when paid, be subject to a deduction for any and all taxes required by any government to be withheld by the Company and paid over to such government for the account of the Participant to whom the Bonus was made. The payment to any such government of an amount so withheld shall, for the purposes of the Plan, be deemed a payment thereof to the employee or his or her legal representatives.

8.	Change-in-Control (“CIC”)

a.	Payments: In the event of a Change-in-Control, Participants shall be entitled to receive payment of Bonuses under the Plan in accordance with this Section 8 for the Plan Year in which the Change-in-Control occurs and for any previous Plan Year for which Bonuses have been earned but not yet paid. Bonuses under this Section 8 are not required to comply with the provisions of Section 162(m) of the Code.

If a Change-in-Control occurs after Bonuses for a particular Plan Year have been determined by the Committee in accordance with the Plan, but before the payment of such bonuses, then such bonuses shall be paid as promptly as reasonably practicable, but not more than 30 days, after such Change-in-Control, and no later than two and one-half months after the close of the Plan Year for which such bonus is payable.

If a Change-in-Control occurs before bonuses for such Plan Year have been determined by the Committee, Bonuses shall be paid by the Company or any successor or surviving corporation as promptly as practical but not more than 30 days after such Change-in-Control. Each such bonus shall be equal to the greatest of the following:

i.	the Participant’s Target Bonus for the applicable Plan Year;

ii.	the Participant’s Target Bonus for the applicable Plan Year adjusted based on the actual performance outcome for that Plan Year; or

iii.	the average of Bonuses earned and paid to the Participant under this Plan or any predecessor plan in the three (or such fewer number of years that the Participant has been eligible for such an Bonus) completed Plan Years immediately preceding the applicable Plan Year.

If, after the occurrence of a Change-in-Control, the Plan is continued in effect without material amendment and the Board of Directors and the Committee confirm that the Plan will be interpreted and administered substantially in accordance with past practices, then payment of bonuses to which individuals may become entitled under this Section 8 shall be made in accordance with Section 7. If, however, the Plan is terminated, suspended or materially amended, or if the Board of Directors and the Committee do not so confirm after the occurrence of a Change-in-Control, then payment of bonuses to which individuals may become entitled under this Section 8 shall be made as promptly as practicable, but not more than 30 days, after such Change-in-Control, and no later than two and one-half months after the close of the Plan Year for which such bonus is payable.

b.	No Duplication of Benefits: A Participant may be entitled to receive a Bonus (or partial Bonus) under this Section 8. Anything to the contrary notwithstanding, in no event shall a Participant be paid a Bonus (or partial Bonus) under this Section 8, if payment thereof would be duplicative of amounts of annual incentive compensation with respect to the same period of service previously paid or payable to the Participant, whether pursuant to the terms of this Plan, another plan of the Company or an employment or severance agreement between the Participant and the Company, and any amounts payable under this Section 8 shall be reduced or offset by any such duplicate payments.

c.	Legal Fees: The Company shall promptly reimburse an individual entitled to a Bonus or Bonuses under this Section 8 for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Section 8. Any reimbursement of legal fees paid to an individual pursuant to this Section 8(c) shall be paid no later than the end of the individual’s taxable year next following the individual’s taxable year of the individual in which the related expense is incurred, and, if paid on account of a termination of employment, no earlier than the seventh month following the individual’s separation from service. The Company’s obligations under this Section 8(c) shall survive the termination of this Plan.

9.	General Plan Provisions

a.	Employment Rights: Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

b.	Non-assignable Interest: The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law and any attempted assignment shall be null, void and of no effect.

c.	Participants Are General Creditors: Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with any special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company.

d.	Termination, Suspension, Amendment: The Board of Directors may alter, amend, suspend or terminate the Plan at any time; provided that, to extent required under Section 162(m) of the Code, the Plan will not be amended without prior approval of the Company’s stockholders. Notwithstanding the foregoing, no provision of the Plan relating to a Change-in-Control or any definition of a term used in any such provision may be altered, amended, suspended, or terminated after the occurrence of a Change-in-Control. No amendment, suspension, or termination of the Plan shall adversely affect any right or obligation with respect to a bonus theretofore made, or required to be made after the occurrence of a Change-in-Control, including, without limitation, the right to receive payment of bonuses in accordance with Section 8.

e.	Successors and Assigns: This Plan shall be binding on the Company and its successors or assigns.

f.	Interpretation and Severability:

i.	If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ii.	The Plan and all bonuses under the Plan shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to legislative or judicial conflict of law rules of any state), except to the extent superseded by federal law.

iii.	The Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. However, the Plan does not transfer to the Company or any entity or other individual liability for any tax or penalty that is the responsibility of the employee.

10.	Definitions

a.	“Annualized Base Salary” shall mean the amount a Participant is entitled to receive as wages or salary on an annualized basis (based on a 365 day year), excluding all bonus, commissions, overtime, health additive and incentive compensation, payable by the Company, as consideration for the Participant’s services to the Company, and including any base salary which has been earned but deferred. Annualized Base Salary shall be determined as of December 31 of the Plan Year, unless determined otherwise by the Committee.

b.	“Bonus” shall mean the dollar amount payable to a Participant for a certain Plan Year.

c.	“Change-in-Control” shall mean, with respect to a Participant, a change-in-control as defined in any employment or severance agreement with such Participant or, in the absence of any such agreement, a change-in-control as defined in the Vulcan Materials Company Change-in-Control Severance Plan or any successor plan.

d.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

e.	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company, which consists solely of two or more “outside directors”, in conformance with Section 162(m) of the Code.

f.	“Company” shall mean Vulcan Materials Company, a New Jersey corporation, including its subsidiaries and affiliates and any successor thereto.

g.	“Covered Employee” shall mean an employee of the Company designated by the Committee who is, or is expected to be, a “covered employee” within the meaning of Section 162(m) of the Code for the Plan Year in which a Bonus is payable hereunder.

h.	“Maximum Bonus” shall mean, for a Participant, a fixed dollar amount as determined by the Committee, which amount will not exceed four times the Participant’s Target Bonus, subject to the limitations of Section 6(e).

i.	“Participants” shall mean those Covered Employees specifically designated as Participants for a Plan Year under Section 4.

j.	“Payment Date” shall mean the date following the conclusion of a Plan Year on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding bonuses.

k.	“Performance Goals” shall have the meaning set forth in Section 5 hereof.

l.	“Plan” shall mean the Vulcan Materials Company 2009 Executive Incentive Plan.

m.	“Plan Year” shall mean the fiscal year of the Company for which Bonuses are being made.

n.	“Target Bonus” shall mean either (i) the amount derived by multiplying a Participant’s Annualized Base Salary by a percentage or (ii) a fixed dollar amount, as determined by the Committee.

11.	Execution

This 2009 Executive Incentive Plan, effective as of January 1, 2009, was approved by shareholders on May 8, 2009.

ANNEX B: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Generally Accepted Accounting Principles (GAAP) does not define “cash gross profit” or “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA). Thus, cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use these metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use cash gross profit and EBITDA and other such measures to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

EBITDA AND ADJUSTED EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.

in millions	2013	2012	2011
Net earnings (loss)	$24.4	$(52.6)	$(70.8)
Benefit from income taxes	(24.5)	(66.5)	(78.5)
Interest expense, net of interest income	201.7	211.9	217.3
Earnings on discontinued operations, net of taxes	(3.6)	(1.3)	(4.5)
Depreciation, depletion, accretion and amortization	307.1	332.0	361.7
EBITDA	$505.1	$423.5	$425.2
Gain on sale of real estate and businesses	$(36.8)	$(65.1)	$(42.1)
Revenue amortized from deferred revenue	(2.0)	0.0	0.0
Recovery from charge for legal settlement	0.0	0.0	(46.4)
Restructuring charges	1.5	9.5	12.9
Exchange offer costs	0.0	43.4	2.2
Adjusted EBITDA	$467.8	$411.3	$351.8

CASH GROSS PROFIT

Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit.

in millions, except per ton data	2013	2012	2011
Aggregates segment
Gross profit	$413.3	$352.1	$306.2
Depreciation, depletion, accretion and amortization	224.8	240.7	267.0
Aggregates segment cash gross profit	$638.1	$592.8	$573.2
Unit shipments – tons	145.9	141.0	143.0
Aggregates segment cash gross profit per ton	$4.37	$4.21	$4.01

B-1

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VULCAN MATERIALS COMPANY

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The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
01	O.B. Grayson Hall, Jr	☐	☐	☐
02	Donald M. James	☐	☐	☐
03	James T. Prokopanko	☐	☐	☐
04	Kathleen W. Thompson	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2., 3. and 4.		For	Against	Abstain
2.	Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
3.	Proposal to approve the Executive Incentive Plan.	☐	☐	☐
4.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come

before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders May 9, 2014 This proxy is solicited by the Board of Directors

The undersigned hereby appoints H. Allen Franklin, Douglas J. McGregor and Vincent J. Trosino, each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorized them to represent and vote, as provided on the other side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Shareholders of the company to be held Friday, May 9, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Continued and to be signed on reverse side